Exhibit 4.5

SHAREHOLDERS AGREEMENT

BY AND AMONG

SOFTBANK CORP.

SOFTBANK E-COMMERCE CORP.

ARIBA, INC.

AND

NIHON ARIBA K.K.

OCTOBER 19, 2000

i

24.	Term and Termination		18

	24.1	Term	18

	24.2	Termination	18

	24.3	Continuing Liability	19

25.	Incidental and Consequential Damages		19

26.	Miscellaneous		19

	26.1	Governing Law; Dispute Resolution	19

	26.2	Notices and Other Communications	20

	26.3	Language	21

	26.4	Severability	21

	26.5	References; Subject Headings	22

	26.6	Further Assurances	22

	26.7	Expenses	22

	26.8	No Waiver	22

	26.9	Entire Agreement; Amendments	22

	26.10	Assignment	22

	26.11	No Agency	23

	26.12	No Beneficiaries	23

	26.13	Counterparts	23

ii

This Shareholders Agreement (this “AGREEMENT”) is made as of October 19, 2000, by and among Nihon Ariba K.K., a Japanese corporation (the “COMPANY”), Ariba, Inc., a Delaware corporation (“ARIBA”), SOFTBANK Corp., a Japanese corporation (“SOFTBANK PARENT”), and SOFTBANK E-Commerce Corp., a Japanese corporation and direct wholly owned subsidiary of SOFTBANK Parent (“SOFTBANK”). The Company, Ariba, SOFTBANK Parent and SOFTBANK are hereunder also referred to collectively as the “PARTIES” and individually as a “PARTY”.

RECITALS

A. Ariba is a leading provider of electronic commerce products and services.

B. Ariba has formed the Company to provide electronic commerce products and services generally provided by Ariba to Persons whose primary place of business is located in Japan.

C. SOFTBANK Parent and SOFTBANK are leading providers of information and distribution services in Japan and worldwide as infrastructure for the digital information industry.

D. SOFTBANK Parent and SOFTBANK wish to invest in and form a strategic relationship with the Company.

NOW THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1. DEFINITIONS.

1.1 “80% SUBSIDIARY” shall mean a Person, of which securities representing at least eighty percent (80%) of the ordinary voting power is or, in the case of a partnership, at least eighty percent (80%) of the general partnership interests are, directly or indirectly owned, controlled or held by the Party on such date.

1.2 “80% PARENT” shall mean a Person that directly or indirectly owns, controls, or holds securities representing at least eighty percent (80%) of the ordinary voting power or, in the case of a partnership, at least eighty percent (80%) of the general partnership interests of the Party on such date.

1.3 “AFFILIATE” of a Person means any Person that is controlled by, controls, or is under common control with the first Person, in each case for so long as such control continues; PROVIDED, HOWEVER, that Affiliates of any Person shall include Persons in which the first Person owns, directly or indirectly, shares representing at least fifty percent (50%) of the voting power represented by such Affiliates’ outstanding shares, regardless of whether such control actually exists. For purposes of this definition, “CONTROL” shall mean the possession, directly or indirectly, of power to direct or cause the direction of management or policies of a

Person (whether through ownership of securities or other ownership interests, by contract or otherwise).

1.4 “ANNUAL BUSINESS PLAN” means the Company’s annual business plan, as approved by the Board each year for the Company’s next succeeding year including, among other things, (i) a budget for the upcoming fiscal year for anticipated revenues and expenses of the Company, (ii) an expenditure budget, (iii) a cash-flow forecast and (iv) the Performance Criteria.

1.5 “ARIBA” is defined in the preambles of this Agreement.

1.6 “ARIBA COMPANY INTEREST” means the Company Interest of Ariba.

1.7 “ARIBA INVESTOR” means Ariba and each Person that is an Affiliate of Ariba to whom Securities owned by Ariba at the close of business on the Effective Date and subsequently acquired by Ariba pursuant to Section 11 or 18 of this Agreement have been Transferred pursuant to this Agreement.

1.8 “ARIBA NON-DISCLOSURE AGREEMENT” means the Non-Disclosure Agreement by and between Ariba, SOFTBANK Parent and SOFTBANK dated October 19, 2000.

1.9 “ARTICLES” means the articles of incorporation of the Company in the form of attached EXHIBIT 2.1 to the Stock Purchase Agreement, as the same may be amended from time to time in accordance with this Agreement and the Commercial Code.

1.10 “BOARD” means the board of directors of the Company.

1.11 “BUSINESS” generally means (i) the offer and sale in Japan of Ariba’s business-to-business e-commerce products and services and localized versions of such products and services (“Localized Products”) to Persons whose principal place of business is located in Japan, (ii) the offer and sale outside Japan of Localized Products to Affiliates of Persons whose principal place of business is in Japan and (iii) any business ancillary thereto.

1.12 “BUSINESS DAY” means a day on which commercial banks in the United States and Japan are generally open to conduct their regular banking business.

1.13 “COMPANY” is defined in the preambles of this Agreement.

1.14 “CHIEF EXECUTIVE OFFICER” means the Chief Executive Officer of the Company.

1.15 “CO-SALE SHAREHOLDER” is defined in Section 16(a).

1.16 “COMMERCIAL CODE” means the Commercial Code of Japan, as amended and in effect from time to time.

1.17 “COMMITTEE” is defined in Section 18(b).

1.18 “COMMON STOCK” means common stock of the Company as authorized by the Articles.

1.19 “COMPANY INTEREST” shall mean, for a Party, the percentage interest represented by the number of Securities then held by such Party (assuming that such Party has not Transferred any Securities) divided by the number of then outstanding Fully Diluted Securities.

1.20 “CONTROL SHIFT” is defined in Section 21(a).

1.21 “DIRECTOR” means a member of the Board.

1.22 “EFFECTIVE DATE” means the Closing Date (as defined in the Stock Purchase Agreement).

1.23 “FULLY DILUTED SECURITIES” means the number of Securities outstanding on a fully diluted basis after (i) giving effect to the exchange, exercise and conversion of all outstanding exchangeable, exercisable and convertible Securities and (ii) including all shares of Common Stock reserved and available for the grant of options and or stock purchase rights to employees, officers, directors and consultants of the Company that are not subject to outstanding options.

1.24 “INVESTOR” means each Ariba Investor and each Softbank Investor.

1.25 “IPO” is defined in Section 18(a).

1.26 “KEY OFFICERS” means those Company officers who are in management positions reporting directly to the Chief Executive Officer.

1.27 “LICENSE AGREEMENT” means the License Agreement entered into between Ariba and the Company in the form attached Exhibit 1.27, as amended from time to time.

1.28 “LISTED COMPETITOR” is defined in Section 15(a).

1.29 “LITIGATION COMMITTEE” is defined in Section 20.

1.30 “MEETING NOTICE” is defined in Section 4(c).

1.31 “MODIFICATION EVENT” means the occurrence of the events specified in Section 21(c).

1.32 “NOTICE” is defined in Section 18(b).

1.33 “OFFERED” is defined in Section 16(a).

1.34 “OFFERED SECURITIES” is defined in Section 18(b).

1.35 “PARTY” and “PARTIES” are defined in the preamble of this Agreement.

1.36 “PERCENTAGE INTEREST” is defined in Section 15(b).

1.37 “PERFORMANCE CRITERIA” is defined in Section 21(d).

1.38 “PERSON” means a natural individual, partnership, firm, corporation, or other entity or form of business association.

1.39 “RELATED PARTY TRANSACTION” is defined in Exhibit 4(d).

1.40 “REPRESENTATIVE DIRECTOR” means a representative director of the Company with the powers and duties specified for a representative director of a corporation in the Commercial Code or the Articles.

1.41 “REVENUE COMMITMENT” is defined in Section 7.1 of the Stock Purchase Agreement.

1.42 “SCHEDULE” is defined in Section 15(a).

1.43 “SECURITIES” means all outstanding shares of Common Stock and any other equity securities of the Company or instruments exercisable or exchangeable for or convertible into Common Stock or other equity securities of the Company.

1.44 “SOFTBANK” is defined in the preambles of this Agreement.

1.45 “SOFTBANK COMPANY INTEREST” means the sum of the Company Interests of SOFTBANK and SOFTBANK Parent.

1.46 “SOFTBANK INVESTOR” means SOFTBANK, SOFTBANK Parent and each Person that is an Affiliate of SOFTBANK Parent to whom Securities acquired by SOFTBANK and SOFTBANK Parent on the Effective Date pursuant to the Stock Purchase Agreement and subsequently acquired by SOFTBANK and SOFTBANK Parent pursuant to Section 11 or 18 of this Agreement have been Transferred pursuant to this Agreement.

1.47 “SOFTBANK PARENT” is defined in the preambles of this Agreement.

1.48 “SPECIAL EXCEPTIONS LAW” means the law pertaining to special exceptions to the Commercial Code concerning auditors of companies (Kabushiki Kaisha).

1.49 “STATUTORY AUDITOR” means a statutory auditor (Kansa-yaku) of the Company with powers and duties as specified in the Commercial Code.

1.50 “STOCK PURCHASE AGREEMENT” means the Stock Purchase Agreement dated as of October 19, 2000 among the Company, Ariba, SOFTBANK Parent and SOFTBANK.

1.51 “SUBJECT AFFILIATE” is defined in Section 15(a).

1.52 “TERM” is defined in Section 24.1.

1.53 “TRANSACTION AGREEMENTS” is defined in the Stock Purchase Agreement.

1.54 “TRANSFER” is defined in Section 13(a).

2. THE COMPANY. The Parties hereby acknowledge that the purpose of the Company shall be to establish and develop the Business.

3. OPERATION OF THE COMPANY. Each Party agrees to take all actions necessary to ensure that the Company shall be operated in accordance with the terms of this Agreement and the other Transaction Agreements, including, without limitation, to vote all Securities held by it (and to cause all Securities held by any of its Affiliates and permitted transferees under Section 13 to be voted) to effect the terms hereof.

4. BOARD.

(a) BOARD OF DIRECTORS. The Company will be managed by the Board in accordance with the terms of this Agreement and applicable law. The Board shall consist of seven (7) Directors, five (5) of whom shall be nominated by Ariba and two (2) of whom shall be nominated by SOFTBANK. One of the Directors nominated by Ariba shall be the Chief Executive Officer. If the Softbank Company Interest at any time decreases to less than thirty percent (30%), the Parties shall upon written notice from Ariba cause the Board constituency to be adjusted so that only one (1) Director is nominated by Softbank within thirty (30) days of such written notice. If the Softbank Company Interest at any time decreases to less than fifteen percent (15%), the Parties shall upon written notice from Ariba cause the Board constituency to be adjusted so that no Directors are nominated by Softbank, within thirty (30) Business Days of such written notice, unless the Softbank Investors shall continue to hold at least forty percent (40%) of the Securities acquired by the Softbank Investors pursuant to the Stock Purchase Agreement and pursuant to Sections 11 and 18 of this Agreement.

(b) REMOVAL; REAPPOINTMENT OF DIRECTORS. Any Director may be removed for cause in accordance with applicable law. In addition, each Party having the right to appoint a Director pursuant to this Section 4 shall also have the right, in its sole discretion, to remove such Director at any time by a written notice to the Company and the other Party, in which event the Party which nominated the Director in question shall cause such Director to deliver a written resignation to the Company. In the case of a vacancy in the office of a Director for any reason (including removal pursuant to the preceding sentence), the vacancy shall be filled by the Party that nominated or has the right to nominate the Director in question, subject to obtaining the approval of a majority of the remaining Directors.

(c) BOARD MEETINGS. Each Director shall have the authority to convene Board meetings, including the authority to specify the time and place of such meetings (with video conference or any other legally permitted means of meeting under the Commercial Code to be permitted at the request of any Director); PROVIDED, HOWEVER, that (i) the Board shall meet at least once during each calendar quarter and (ii) written notice of each Board meeting (a “MEETING NOTICE”) shall be given not less than ten (10) Business Days in advance of the meeting date (which ten (10) Business Day period may be shortened if each Director either (A) grants a written waiver of notice of such meeting or (B) actually attends such meeting, without objection). All Meeting Notices shall include a proposed agenda listing the items to be discussed at such Board meeting. Board meetings shall be conducted in the English language (with Japanese interpretation) and minutes of such meetings shall be prepared by the Company in English and Japanese and distributed to each Director promptly following a meeting. In the event of conflict or controversy between versions, the English version of the minutes shall control. Proposals or reports brought before any Board or shareholders’ meeting for information or action (including without limitation the Company’s annual and semi-annual financial statements) shall be prepared in English and Japanese. In the event of conflict or controversy, the English version thereof shall control. Any and all reasonable travel costs (including without limitation business class air travel) and expenses incurred for purposes of attendance by a Party’s Directors at Board meetings held outside the country where the Party’s corporate headquarters is located shall be reimbursed by the Company.

(d) BOARD QUORUM, RESOLUTIONS. A quorum shall be deemed to exist for purposes of Board actions so long as at least four (4) Directors are present, including one (1) Director appointed by SOFTBANK and one (1) Director appointed by Ariba. If no Director nominated by SOFTBANK or no Director nominated by Ariba attends a duly noticed Board meeting, such meeting shall be immediately adjourned and rescheduled, and written notice of such rescheduled meeting shall be delivered to the Directors not less than five (5) Business Days in advance of the rescheduled meeting. If the number of Directors who attend such rescheduled meeting is not sufficient to constitute a quorum under the first sentence of this Section 4(d), a quorum shall be deemed to exist for purposes of the rescheduled meeting notwithstanding such non-attending Directors’ absence so long as there is a sufficient number of directors present to constitute a valid quorum pursuant to the Commercial Code. Any action, determination or resolution of the Board shall require the affirmative vote of a majority of Directors present at a meeting at which a valid quorum pursuant to this Section 4(d) is present. Notwithstanding the foregoing, the matters set forth on Exhibit 4(d) shall additionally require the affirmative vote of at least one Director appointed by SOFTBANK or SOFTBANK Parent, provided that at the time such vote is sought the Softbank Investors hold at least forty percent (40%) of the Securities acquired by the Softbank Investors pursuant to the Stock Purchase Agreement and pursuant to Sections 11 and 18 of this Agreement.

5. REPRESENTATIVE DIRECTOR; KEY OFFICERS. Ariba shall designate two (2) Representative Directors of the Company in accordance with the Commercial Code, one of whom shall be the Chief Executive Officer. Ariba shall have the right to approve the Chief Executive Officer and the Key Officers in its sole discretion upon prior consultation with SOFTBANK. Ariba shall also have the right, exercisable in its sole discretion upon prior consultation with SOFTBANK, (i) to remove and replace the Chief Executive Officer or any Key Officer at any time and (ii) to appoint a successor Chief Executive Officer or Key Officer in the event a vacancy arises for any reason, in each case effective upon the delivery of written notice to the Chief Executive Officer or the Key Officer and the other Parties. Each Party agrees to cause the Directors nominated by it to take appropriate action by the Board to effect any such removal, replacement or appointment.

6. STATUTORY AUDITORS. The Company shall have three (3) Statutory Auditors whom shall be nominated by Ariba. A Statutory Auditor may be removed for cause in accordance with applicable law. Ariba shall also have the right, exercisable in its sole discretion, to remove and replace a Statutory Auditor at any time, effective upon the delivery of written notice to the Statutory Auditor to be removed and the other Parties. Ariba shall also further have the right to appoint a successor Statutory Auditor in the event a vacancy arises for any reason.

7. SHAREHOLDERS’ MEETINGS. Shareholders of the Company shall receive notice of each shareholders’ meeting at least ten (10) Business Days before the scheduled date of such meeting. The Company shall have at least one shareholders’ meeting each calendar year. Such meeting will take place at such time and place as is determined by the Board. Meetings shall be conducted in the English language (with Japanese translation to the extent requested by SOFTBANK paid for by the Company), and minutes of such meetings shall be prepared by the Company in English and Japanese. In the event of conflict or controversy, the English version of the minutes shall control.

8. FINANCIAL STATEMENTS AND ACCOUNTING RECORDS. Financial statements for the Company, including without limitation a balance sheet, income statement, statement of cash flows and statement of shareholders’ equity, shall be submitted by the Company to each of the other Parties (i) within sixty (60) days after the end of each fiscal quarter for such quarter, and (ii) within ninety (90) days after the end of each fiscal year for such year. Each of the annual financial statements shall be audited and certified by an internationally recognized accounting firm (which will act as an independent auditor under the Special Exceptions Law) retained by the Company. All financial statements shall be (i) prepared in accordance with generally accepted accounting principles in Japan and (ii) in reasonable detail and shall contain such financial data as Ariba, SOFTBANK Parent and SOFTBANK reasonably request in order to keep each of them advised of the Company’s financial status (although quarterly statements need not include footnotes and may be subject to year-end adjustments).

9. RIGHT OF INSPECTION. During office hours of the Company, and upon reasonable notice to the Company, each of SOFTBANK, SOFTBANK Parent and Ariba shall have full access to all properties, books of account, and records of the Company, and each such Party shall have the right to make copies from such books and records at its own expense. Any information obtained by SOFTBANK, SOFTBANK Parent or Ariba through exercise of rights granted under this Section 9 shall, to the extent constituting Confidential Information under Section 7.2 of the Stock Purchase Agreement, be subject to the confidentiality provisions set forth in such Section 7.2.

10. SOFTBANK RIGHTS. Without limiting Section 4, if any matter shall require the vote of holders of more than a majority of the voting Securities pursuant and entitled to vote on such matter, whether pursuant to the Articles, the Commercial Code, or any other applicable law, agreement or instrument, SOFTBANK and SOFTBANK Parent shall vote (and shall cause all of its Affiliates and permitted transferees pursuant to this Agreement to vote) on such matter the same way as Ariba votes Securities held by it on such matter. Without limiting Section 4, SOFTBANK and SOFTBANK Parent agree not to exercise (and to cause all of its Affiliates and permitted transferees pursuant to Section 13 of this Agreement not to exercise) any rights as a shareholder of the Company arising under the Commercial Code or other applicable law that would prevent the Company from being operated in accordance with the terms of this Agreement and the other Transaction Documents, including any rights granted to a shareholder of the Company pursuant to Articles 358, 413-3, 406-2, 257, 280, 426, 381, 232-2, 256-3, 280-10, 341-7, 341-18, 280-15, 363, 372, 380, 415, 431, 245-2, 349, 408-3, 280-5-2, 341-2-6, and 341-11-2 of the Commercial Code; provided, however, that in no event shall any Softbank Investor be prevented from exercising any right expressly granted to such party under this Agreement or any Transaction Agreement. Each Softbank Investor agrees to enter into one or more voting agreements or to grant Ariba one or more proxies in any form reasonably requested by Ariba to effect the provisions of this Section 10.

11. COMPANY INTERESTS. The Parties agree to implement the Company’s capital structure and the terms of this Agreement so that at all times during the term hereof, including following an IPO, (i) the Ariba Company Interest shall not be less than fifty and one tenth percent (50.1%), without payment of additional consideration to the Company, regardless of whether any Ariba Investor (other than the Company) shall exercise any preemptive, first refusal or other rights to acquire Securities issued by the Company and (ii) the Softbank Company Interest shall not be less than thirty and one tenth percent (30.1%), without payment of additional consideration to the Company, assuming that the Softbank Investors (A) exercise the rights of first refusal to the fullest extent permitted by Section 18 and (B) exercise any other preemptive, right of first refusal or other rights to acquire Securities offered to them by the Company. The Company shall issue additional Common Stock to Ariba and additional Common Stock to SOFTBANK and SOFTBANK Parent (with an equal number of shares to be issued to SOFTBANK and SOFTBANK Parent), without payment of additional consideration, to effect the provisions of this Section 11. This Agreement may be terminated by Ariba, on the one hand, and SOFTBANK and SOFTBANK Parent, on the other hand, if the issuance of Common Stock to Ariba, on the one hand, and SOFTBANK and SOFTBANK Parent, on the other hand, pursuant to this Section 11, without payment of additional consideration to the Company, would violate applicable law. Notwithstanding the foregoing, upon written notice by Ariba to the Company, the provisions of this Section 11 shall not apply to the issuance of any Securities in a transaction referred to in Section 10(f)(iii) and (iv), provided that Ariba, SOFTBANK and SOFTBANK Parent are treated in the same way proportionately.

12. ANNUAL BUSINESS PLAN. The Company’s management shall discuss its proposed Annual Business Plan with SOFTBANK before submitting such Annual Business Plan to the Board for approval.

13. TRANSFER RESTRICTIONS.

(a) Neither SOFTBANK Parent nor SOFTBANK shall, except as otherwise specifically provided in this Agreement, sell, transfer, assign, hypothecate or in any way alienate (“TRANSFER”) any of its Securities.

(b) Notwithstanding Section 13(a), SOFTBANK Parent and SOFTBANK may Transfer all or any portion of its Securities (i) to any 80% Subsidiary or 80% Parent of such Party or (ii) after the closing of an IPO, to any Person upon the completion of such Party’s compliance with the restrictions imposed by Section 14 of this Agreement; PROVIDED that the following conditions shall be satisfied in the case of a Transfer pursuant to clause (i) above of this Section 13(b):

A. (x) in the case of a Transfer to an 80% Subsidiary, such Party covenants that such 80% Subsidiary shall remain an 80% Subsidiary of such Party so long as the transfer restrictions set forth in this Section 13 are in effect and the 80% Subsidiary owns the Transferred shares; and (y) in the case of a Transfer to an 80% Parent, such 80% Parent covenants that it shall remain an 80% Parent of such Party so long as the transfer restrictions set forth in this Section 13 are in effect and the 80% Parent owns the Transferred shares; and

B. such Party, or, in the case of a Transfer to an 80% Subsidiary or an 80% Parent, such 80% Subsidiary or 80% Parent represents and covenants that the shares transferred to the transferee are not, and will not be, subject to any lien or other security interest, whether direct or indirect, unless such lien or security interest is consented to by the Company.

(c) Notwithstanding the provisions of this Section 13, neither SOFTBANK Parent nor SOFTBANK may Transfer any of its Securities until all Revenue Commitments have been fulfilled pursuant to the Stock Purchase Agreement.

(d) In the case of any Transfer permitted under Section 13(b)(i), SOFTBANK Parent or SOFTBANK, as the case may be, shall deliver to the Company and Ariba (i) at least ten (10) Business Days prior to such Transfer, a written notice stating its intention to Transfer the Securities to be Transferred, the name of the transferee, whether such transferee is an Affiliate, the number of Securities to be Transferred, and the price and other material terms and conditions of the Transfer, (ii) except as otherwise specifically provided herein, on or prior to the effective date of the Transfer and in a form reasonably acceptable to the Company and its counsel, the transferee’s written acknowledgement of and agreement to be bound by, and to vote the Transferred Securities at all times in accordance with, the terms of this Agreement and any other Transaction Agreement, and (iii) if reasonably requested by the Company, an opinion of counsel, reasonably satisfactory to the Company that such Transfer will not require registration of such shares under any applicable securities laws.

(e) Ariba shall not, except as otherwise specifically provided in this Agreement, Transfer any of its Securities.

(f) Notwithstanding Section 13(e), Ariba may Transfer all or any portion of its Securities (i) to any Person, PROVIDED that Ariba and its Affiliates continue to own at least fifty percent (50%) of the Securities owned by Ariba at the close of business on the Effective Date and subsequently acquired by Ariba pursuant to Sections 11 and 18 of this Agreement, or (ii) after the closing of an IPO, to any Person upon the completion of such Party’s compliance with the restrictions imposed by Section 14 of this Agreement.

(g) In the case of any Transfer permitted under Section 13(f)(i), Ariba shall deliver to the Company (i) at least ten (10) business days prior to such Transfer, a written notice stating its intention to Transfer the Securities to be Transferred, the name of the transferee, whether such transferee is an Affiliate, the number of Securities to be

Transferred, and the price and other material terms and conditions of the Transfer, (ii) except as otherwise specifically provided herein, on or prior to the effective date of the Transfer and in a form reasonably acceptable to the Company and its counsel, the transferee’s written acknowledgement of and agreement to be bound by, and to vote the Transferred Securities at all times in accordance with, the terms of this Agreement and any other Transaction Agreement and (iii) if reasonably requested by the Company, an opinion of counsel, reasonably satisfactory to the Company that such Transfer will not require registration of such shares under any applicable securities laws.

14. “MARKET STAND-OFF” AGREEMENT. Each of Ariba, SOFTBANK Parent and SOFTBANK hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter(s) (such period not to exceed one hundred eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise Transfer, directly or indirectly, any Securities, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Securities, in cash or otherwise. The underwriters in connection with the Company’s initial public offering are intended third party beneficiaries of this Section 14 and shall have the right, power and authority to enforce the provisions hereof as though they were a Party hereto.

Notwithstanding the foregoing provisions of this Section 14, the obligations of Ariba, SOFTBANK Parent and SOFTBANK under this Section 14 shall not be more restrictive than the least restrictive “market standoff” obligations to which any of the Company’s executive officers, directors or 10% or greater shareholders are subject. In order to enforce the foregoing covenant, the Company may to the extent permitted by applicable law impose stop-transfer instructions with respect to the Shares owned by the Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

15. EXCLUSIVITY.

(a) During the term of this Agreement, SOFTBANK agrees that it will not, and will not permit any Affiliate in which SOFTBANK directly or indirectly holds a fifty percent (50%) or greater ownership interest (a “Subject Affiliate”), to do any of the following:

(i) make any investment in any company (each, a “Listed Competitor”) identified on a schedule furnished by Ariba to SOFTBANK (the “Schedule”); provided, however, that SOFTBANK and its Subject Affiliates shall act in good faith to avoid entering into relationships with parties who could reasonably be anticipated to damage the business of Ariba or the Company; provided, further, that this Section 15(a)(i) shall not apply to (A) any Subject Affiliate of SOFTBANK that is publicly listed, or any investment fund or other investment vehicle in which SOFTBANK holds an equity interest (as general partner, limited partner or otherwise) to the extent such funds or vehicles are operating solely for investment purposes; or (B) the acquisition by SOFTBANK or any of its Subject Affiliates, solely for investment purposes, of an interest of less than 5% of a publicly traded company provided that the investing party does not violate any other provision of this Section 15.

(ii) provide, develop or offer any products or services of any Listed Competitor that are directly competitive with the procurement, market place or other principal software products or value added network services of the Company or Ariba from time to time or other services expressly intended to offer the procurement or marketplace functions of such products (collectively, a “Competitive Product”); provided, however, that this Section 15(a)(ii) shall not preclude SOFTBANK or any of its Subject Affiliates from providing, developing or offering general maintenance, hosting, consulting or other professional services;

(iii) provide, develop or offer any products or services that are directly competitive with the procurement, market place or other principal software products or value added network services of the Company or Ariba from time to time or other services expressly intended to offer the procurement or marketplace functions of such products; provided, however, that this Section 15(a)(iii) shall not preclude SOFTBANK or any of its Subject Affiliates from providing, developing or offering general maintenance, hosting, consulting or other professional services; or

(iv) make or permit any public announcement of a commercial relationship with any Listed Competitor with respect to providing, developing or offering a Competitive Product; provided, however this Section 15(a)(iv) shall not apply to any Subject Affiliate of SOFTBANK that is publicly listed or any investment fund or investment vehicle in which SOFTBANK holds an equity interest (as general partner, limited partner or otherwise) to the extent such investment funds or investment vehicles are operating solely for investment purposes.

(b) Ariba shall have the right to update the Schedule in writing to add or delete parties to the list of Listed Competitors on an annual basis; provided, however, that Ariba may, up to two (2) times each year, replace one party on the Schedule with a party that it reasonably believes to be a significant competitor to Ariba or the Company and; provided, further that (i) neither SOFTBANK nor any Affiliate will be required to divest, unwind or otherwise dispose of any investments or other contractual relationships established prior to the listing of a company as a Listed Competitor and (ii) such updated Schedule shall not exceed fifty (50) companies (not taking into account their controlled affiliates).

(c) For purposes of this SECTION 15, SOFTBANK shall not be deemed an investment fund or investment vehicle or a Subject Affiliate.

(d) This SECTION 15 shall terminate at such time as Ariba by written notice pursuant to Section 4(a) shall have caused SOFTBANK not to have any Directors nominated by SOFTBANK on the Board, but not if any Director designated by SOFTBANK ceases to serve as a Director for any other reason.

16. CO-SALE RIGHTS.

(a) If any Ariba Investor desires to Transfer any of its Securities (the “Offered Co-Sale Securities”) to any Person (other than an Ariba Investor) and such Offered Co-Sale Securities, together with any Securities previously Transferred by Ariba Investors to Persons (other than Ariba Investors) represent eleven percent (11%) or more of the outstanding Fully Diluted Securities measured at the time of such Transfer, the Softbank Investors (each, a “CO-SALE SHAREHOLDER”) shall have the right and option to include a pro rata portion of the Securities to be sold in the proposed sale at the same price per share and on the same other terms and conditions that apply to Ariba in the proposed sale. Each Co-Sale Shareholder’s pro rata portion shall be equal to the product of (i) the outstanding Securities owned by such Co-Sale Shareholder divided by the outstanding Securities owned by Ariba and all Co-Sale Shareholders who duly elect to sell Securities in the transaction, multiplied by (ii) the total number of Securities proposed to be sold in the transaction. The number of Offered Co-Sale Securities to be sold by Ariba in the transaction shall be reduced to the extent that Co-Sale Shareholders elect to participate in the transaction.

(b) Ariba shall give notice to each Co-Sale Shareholder of the proposed sale. Such notice shall contain the proposed sales price per share and the other material terms and conditions on which Ariba desires to sell the Offered Co-Sale Securities. Each Co-Sale Shareholder may exercise its right to participate in the sale pursuant to this Section 16 by giving notice to Ariba and each other Co-Sale Shareholder within fifteen (15) days after receipt of such notice from Ariba. If on any proposed sale, the Revenue Commitments under the Stock Purchase Agreement remain unfulfilled in any respect, SOFTBANK and SOFTBANK Parent shall be provided a proposed sale notice and the opportunity to exercise their co-sale rights hereunder subject to paying the entire remaining portion of the unfulfilled Revenue Commitments pursuant to Section 7.1 of the Stock Purchase Agreement prior to the closing of the proposed sale.

17. ADDITIONAL CAPITAL. If the Company seeks to raise additional capital primarily for financing rather than strategic purposes, the Company shall consider in good faith raising debt financing rather than equity financing after consulting with SOFTBANK regarding the Company’s financing alternatives, provided that whether the Company seeks to raise debt or equity financing and the terms of any such financing shall be determined by the Board in its sole good faith discretion.

18. RIGHT OF FIRST OFFER.

(a) Subject to the terms and conditions specified in this Section 18, the Company hereby grants to each Investor a right of first offer with respect to future sales by the Company of its Securities. Each time the Company proposes to offer any Securities, the Company shall first make an offering of the Securities to the Investors in accordance with the following provisions.

(b) The Company shall deliver a notice in accordance with Section 26.2 (“Notice”) to each Investor stating (i) its bona fide intention to offer the Securities, (ii) the number of Securities to be offered (the “Offered Securities”), and (iii) the price and terms upon which it proposes to offer the Offered Securities.

(c) By written notification received by the Company, within twenty (20) calendar days after receipt of the Notice, the Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of the Offered Securities that equals the proportion that the number of shares of Securities issued and held by the Investor, after giving effect to the exchange, exercise and conversion of all Securities held by Investor that are exchangeable and exercisable for and convertible into Securities, bears to the total number of shares of Securities then outstanding, after giving effect to the exchange, exercise and conversion of all securities then outstanding that are exchangeable and exercisable for and convertible into Securities.

(d) Notwithstanding Section 18(c), by written notification received by the Company, within twenty (20) calendar days after receipt of the Notice, the Softbank Investors may elect to purchase or obtain, at the price and on the terms specified in the Notice, a number of the Offered Securities such that the Softbank Company Interest immediately after the sale of the Offered Securities (after giving effect to any issuance of Securities to Ariba pursuant to Section 11 hereof) and assuming that the Softbank Investors purchase all of the Offered Securities that they are entitled to purchase pursuant to this Section 18(d)) equals the Softbank Company Interest immediately before the sale of such Offered Securities. Notwithstanding Section 18(c), the number of Offered Securities that the Ariba Investors are entitled to purchase pursuant to Section 18(c) shall be reduced to the extent necessary to permit the Softbank Investors to purchase Offered Securities pursuant to this Section 18(d).

(e) If all Offered Securities that Investors are entitled to obtain pursuant to Sections 18(c) and (d) are not elected to be obtained as provided in Sections 18(c) and (d) hereof, the Company may, during the one hundred twenty (120) day period following the expiration of the period provided in subsection 18(c) hereof, offer the remaining unsubscribed portion of such Offered Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Offered Securities within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Offered Securities shall not be offered unless first reoffered to the Investor in accordance herewith.

(f) The right of first offer in this Section 18 shall not be applicable to (i) the issuance or sale of shares of Common Stock (or options therefor) to employees, directors and consultants for the primary purpose of soliciting or retaining their services; (ii) the issuance of Securities pursuant to a bona fide public offering of shares of Common Stock, (iii) the issuance of Securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, (iv) the issuance of stock, warrants or other Securities or rights not primarily for equity financing purposes to persons or entities with which the Company has business relationships or will have a strategic business relationship following such issuance, (vi) the offer and sale of Securities within one hundred eighty (180) days after the Effective Date at a pre money valuation of the Company of at least $200 million to strategic partners, as contemplated by the Parties, or (v) issuances or distributions of securities to Ariba, SOFTBANK or SOFTBANK Parent pursuant to Section 11 hereof. The right of first offer in Section 18(c) but not Section 18(d) shall terminate upon the closing of the IPO.

19. IPO COMMITMENT.

(a) The Parties intend that, on or prior to the third (3rd) anniversary of the Effective Date, the Company will seek to conduct an initial public offering of shares of its Common Stock (“IPO”), subject to prevailing market conditions and the condition and performance of the Company.

(b) In the event an IPO has not been consummated on or prior to the third (3rd) anniversary of the Effective Date, at the request of SOFTBANK or SOFTBANK Parent, the Board shall form a committee of the Board (the “Committee”) consisting of one (1) Director of the Board designated by each of Ariba and SOFTBANK. The Committee shall, from time to time at the request of either member, consult with an investment banking firm of recognized international standing that is unaffiliated with the Committee members or the Parties. The Committee shall request such investment banking firm to thereafter make a formal review and presentation to the Board as to the commercial reasonableness of proceeding with an IPO in light of then prevailing market conditions and the condition and performance of the Company. Based on the recommendation of such investment banking firm, the Committee shall make a recommendation to the full Board about proceeding with an IPO, which the Board shall consider and review in good faith based on benefits and risks to the Company of the proposed IPO. If the Board approves proceeding with an IPO, the Company shall use commercially reasonable efforts to proceed promptly with an IPO.

(c) Each shareholder agrees to enter into a customary market standoff agreement with the underwriter(s) in the IPO with substantially the same terms and conditions as set forth in Section 14.

20. CERTAIN BREACHES. If SOFTBANK or SOFTBANK Parent alleges in writing to the Company, after consultation with its outside counsel, that it is probable that Ariba or any Ariba Affiliate (other than the Company and its controlled Affiliates) has breached any contract between Ariba or any Ariba Affiliate (other than the Company and its controlled Affiliates), on the one hand, and the Company or any of its controlled Affiliates, on the other hand, the Board shall at the request of SOFTBANK or SOFTBANK Parent form a committee of the Board (the “Litigation Committee”) consisting of two (2) Directors designated by SOFTBANK. The Committee shall have the sole and exclusive authority to (i) determine whether to assert on behalf of the Company that Ariba or any other Ariba Affiliate (other than a controlled Affiliate of the Company) has breached any such contract and (ii) if any such assertion is made, to control the resolution of any such dispute, but only if such dispute is resolved through the dispute resolution process set forth in Section 26.1 hereof as if applicable to disputes referred to in this Section 20. Ariba agrees, upon behalf of itself and its controlled Affiliates (other than the Company and its controlled Affiliates) and the Company agrees on behalf of itself and its controlled Affiliates to submit any such dispute to the dispute resolution process set forth in Section 26.1 hereof.

21. MODIFICATION OF TRANSACTION AGREEMENTS.

(a) If at anytime on or after December 1, 2002, the Performance Criteria are not satisfied for at least the four (4) immediately preceding full calendar quarters, Ariba may at its sole discretion cause (i) three (3) of the five (5) Directors nominated by it pursuant to Section 4(a) hereof (or such larger number of Directors as would, together with the Directors then appointed by SOFTBANK, constitute a majority of the members of the Board) to be removed and (ii) at SOFTBANK’s election, the resulting vacancies to be filled by the same number of individuals designated by SOFTBANK at its sole discretion (such change in the composition of Board pursuant to clause (i) of this sentence being herein referred to as a “Control Shift,” regardless of whether SOFTBANK shall elect to fill the resulting vacancies pursuant to clause (ii) of this sentence). While any Control Shift is in effect, SOFTBANK or SOFTBANK Parent may exercise all of the rights otherwise granted to Ariba pursuant to Sections 5 and 6 hereof.

(b) At any time after two full calendar quarters after a Control Shift, Ariba may at its sole discretion by written notice to SOFTBANK effect a Modification Event, unless (i) the Company is then satisfying the Performance Criteria and (ii) the Company has made up any failure to satisfy the Performance Criteria during the two (2) consecutive full calendar quarters prior to the Control Shift. Notwithstanding the foregoing, Ariba may not effect a Modification Event if during the period the Control Shift is in effect Ariba has either (i) replaced any Director nominated by it pursuant to Section 21(a) hereof or (ii) voted as a shareholder of the Company (or permitted any of its Affiliates to vote as a shareholder of the Company) against any written proposals submitted for shareholder approval that have been approved by a majority of the Directors during the period of the Control Shift (other than any matters set forth on attached Exhibit 21(b), which shall require the affirmative vote of at least one Director appointed by Ariba other than pursuant to Section 21(a).

(c) Upon the occurrence of a Modification Event: (i) pursuant to Section 2.6 of the License Agreement, (A) the license granted to the Company pursuant to the License Agreement shall become a non exclusive license rather than an exclusive license and (B) the Company shall cease to have the right to use certain tradenames and trademarks; (ii) the Control Shift shall remain in effect permanently, (iii) SOFTBANK and SOFTBANK Parent may exercise indefinitely all of the rights otherwise granted to Ariba pursuant to Sections 5 and 6 hereof; (iv) Section 10 hereof shall apply to Ariba and not to SOFTBANK, SOFTBANK Parent or any other Softbank Investor; and (v) the exclusivity provisions set forth in Section 15 hereof (and in any other Transaction Agreement) shall terminate and be of no further force or effect.

(d) For purposes of this Agreement, “Performance Criteria” means criteria for the performance of the Company, which (i) are specified by the Chief Executive Officer and included as part of the Annual Business Plan and (ii) if not achieved, indicate that the Company is failing in significant respects to achieve the Annual Business Plan to which such Performance Criteria relate.

22. REPRESENTATIONS AND WARRANTIES OF SOFTBANK AND SOFTBANK PARENT. Each of SOFTBANK and SOFTBANK Parent hereby represents and warrants to Ariba and the Company that, as of the Effective Date, the following statements are and shall be true and correct:

(a) ORGANIZATION. Each of SOFTBANK and SOFTBANK Parent is a corporation duly organized and validly existing under the laws of Japan, and has the corporate power and authority to enter into and perform this Agreement and the other Transaction Agreements to which it is a party.

(b) PERMITS; APPROVALS. Each of SOFTBANK and ‘ SOFTBANK Parent holds all licenses, permits, certifications and other authorizations, the absence of which would have a material adverse effect on its financial condition or business, and there has been no default or violation under any such authorization and there is no proceeding or investigation that is pending or, to each such Party’s knowledge, threatened under which any such authorization may be revoked, terminated or suspended.

(c) AUTHORIZATION. All corporate action on the part of each of SOFTBANK and SOFTBANK Parent necessary for the authorization, execution and delivery of this Agreement and the other Transaction Agreements to which it is a party and for the performance of all of its obligations hereunder and thereunder has been taken, and this Agreement and the other Transaction Agreements to which it is a party when fully executed and delivered, shall each constitute a valid, legally binding and enforceable obligation of each such Party.

(d) GOVERNMENT AND OTHER CONSENTS. No consent, authorization, license, permit, registration or approval of, or exemption or other action by, any governmental or public body or authority, or any other Person, is required in connection with the execution, delivery and performance by each of SOFTBANK and SOFTBANK Parent of this Agreement and the other Transaction Agreements to which it is a party, or if any such consent is required, each such Party has satisfied the applicable requirements.

(e) EFFECT OF AGREEMENT. The execution, delivery and performance of this Agreement and the other Transaction Agreements to which SOFTBANK or SOFTBANK Parent is a party will not (i) violate the Articles of Incorporation of such party or any provision of any law, statute, rule or regulation to which such party is subject, (ii) violate any judgment, order, writ, injunction or decree of any court applicable to such party, (iii) have any effect on the compliance of such party with any applicable licenses, permits or authorizations which would materially and adversely affect such party, (iv) result in the breach of, give rise to a right of termination, cancellation or acceleration of any obligation with respect to (presently or with the passage of time), or otherwise be in conflict with any term of, or affect the validity or enforceability of, any agreement or other commitment to which such party is a party and which would materially and adversely affect such party or (v) result in the creation of any lien, pledge, mortgage, claim, charge or encumbrance upon any assets of such party.

(f) LITIGATION. There are no actions, suits or proceedings pending or, to such party’s knowledge, threatened, against such party before any court or governmental agency which question such party’s right to enter into or perform its obligations under this Agreement or the other Transaction Agreements to which it is a party, or which question the validity of this Agreement or any of the other Transaction Agreements.

(g) DISCLOSURE. No representation or warranty by SOFTBANK or SOFTBANK Parent contained in this Agreement or in any other Transaction Agreements to which such party is a party, and no exhibit, writing or other instrument required to be furnished by such party pursuant hereto or thereto contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements and information contained herein or therein not misleading.

23. REPRESENTATIONS AND WARRANTIES OF ARIBA. Ariba hereby represents and warrants to SOFTBANK Parent and SOFTBANK that, as of the Effective Date, the following statements are true and correct:

(a) ORGANIZATION. Ariba is a corporation duly organized and validly existing under the laws of Delaware. Ariba has the corporate power and authority to enter into and perform this Agreement and the other Transaction Agreements to which it is a party.

(b) PERMITS; APPROVALS. Ariba holds all licenses, permits, certifications and other authorizations, including without limitation any such authorizations required under U.S. federal securities laws, the absence of which would have a material adverse effect on the financial condition or business of Ariba, and there has been no default or violation under any such authorization and there is no proceeding or investigation that is pending or, to Ariba’s knowledge, threatened under which any such authorization may be revoked, terminated or suspended.

(c) AUTHORIZATION. All corporate action on the part of Ariba necessary for the authorization, execution and delivery of this Agreement and the other Transaction Agreements to which it is a party and for the performance of all of its obligations hereunder and thereunder has been taken, and this Agreement, the License Agreement and the other Transaction Agreements to which it is a party, when fully executed and delivered, shall each constitute a valid, legally binding and enforceable obligation of Ariba.

(d) GOVERNMENT AND OTHER CONSENTS. Except as disclosed in the Transaction Agreements, no consent, authorization, license, permit, registration or approval of, or exemption or other action by, any governmental or public body or authority, or any other Person, is required in connection with Ariba’s execution, delivery and performance of this Agreement or the other Transaction Agreements to which it is a party, or if any such consent is required, Ariba has satisfied any applicable requirements.

(e) EFFECT OF AGREEMENT. Ariba’s execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party will not (i) violate the Certificate of Incorporation of Ariba or any provision of any law, statue, rule or regulation to which it is subject, (ii) violate any judgment, order, writ, injunction or decree of any court applicable to Ariba, (iii) have any effect on the compliance of Ariba with any applicable licenses, permits or authorizations which would materially and adversely affect Ariba, (iv) result in the breach of, give rise to a right of termination, cancellation or acceleration of any obligation with respect to (presently or with the passage of time), or otherwise be in conflict with, any term of, or affect the validity or enforceability of any agreement or other commitment to which Ariba is a party and which would materially and adversely affect Ariba, or (v) result in the creation of any lien, pledge, mortgage, claim, charge or encumbrance upon any assets of Ariba.

(f) LITIGATION. There are no actions, suits or proceedings pending or, to Ariba’s knowledge, threatened, against Ariba before any court or governmental agency which question Ariba’s right to enter into or perform this Agreement or other Transaction Agreements to which it is a party, or which question the validity of this Agreement or any of the other Transaction Agreements.

(g) DISCLOSURE. No representation or warranty by Ariba contained in this Agreement or any other Transaction Agreement to which it is a party, and no exhibit, writing or other instrument required to be furnished pursuant hereto contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements and information contained herein or therein not misleading.

24. EFFECTIVENESS, TERM AND TERMINATION.

24.1 TERM. This Agreement shall be effective as of the Effective Date and shall continue in effect until and unless terminated pursuant to Section 24.2.

24.2 TERMINATION. This Agreement may be terminated as follows:

(a) Upon the Parties’ mutual written agreement.

(b) By either Ariba or the Company, effective immediately upon written notice to the other Parties, if either SOFTBANK Parent or SOFTBANK breaches any material provision of this Agreement or of any of the other Transaction Agreements in any material respect and such breach continues for a period of thirty (30) days after the delivery of written notice of the default, describing the default in reasonable detail.

(c) By either SOFTBANK Parent or SOFTBANK, effective immediately upon written notice to the other Parties, if Ariba or the Company breaches any material provision of this Agreement or of any of the other Transaction Agreements in any material respect and such breach continues for a period of thirty (30) days after the delivery of written notice of the default, describing the default in reasonable detail.

(d) By either SOFTBANK Parent or SOFTBANK, effective immediately upon written notice to Ariba and the Company, in the event that either Ariba or the Company terminates or elects to terminates the License Agreement in accordance with its terms.

(e) Ariba, effective immediately upon written notice to the other Parties in the event that either Ariba or the Company has elected to terminate the License Agreement in accordance with its terms.

(f) By either SOFTBANK Parent, SOFTBANK, Ariba or the Company, effective immediately upon written notice to the other Parties, in the event that any other Party is dissolved, liquidated or declared bankrupt or a filing for voluntary or involuntary.

(g) Notwithstanding the foregoing, the right of SOFTBANK and SOFTBANK Parent to terminate this Agreement pursuant to Section 24.2(c), as a result of a breach by the Company, or pursuant to Section 24.2(d), as a result of a termination of the License Agreement, shall exist only if the Company is an affiliate of Ariba and only if no Control Shift is in effect.

24.3 CONTINUING LIABILITY. Notwithstanding the foregoing, Article 25 and Article 26 (except for Section 26.6, which shall not survive termination) shall survive a termination of the Agreement. Termination of this Agreement for any reason shall not release any Party from any liability or obligation which has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a Party may have hereunder, at law, equity or otherwise or which may arise out of or in connection with such termination.

25. INCIDENTAL AND CONSEQUENTIAL DAMAGES.

NO PARTY NOR ITS AFFILIATES WILL BE LIABLE TO THE OTHER PARTIES UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION LOST PROFITS) WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT.

EACH PARTY AGREES AND ACKNOWLEDGES THAT MONEY DAMAGES MAY NOT BE AN ADEQUATE REMEDY FOR ANY BREACH OF THE PROVISIONS OF THIS AGREEMENT AND THAT EACH PARTY MAY, IN ITS SOLE DISCRETION, APPLY FOR SPECIFIC PERFORMANCE AND INJUNCTIVE RELIEF IN ORDER TO ENFORCE OR PREVENT ANY VIOLATIONS OF THE PROVISIONS OF THIS AGREEMENT.

26. MISCELLANEOUS.

26.1 GOVERNING LAW; DISPUTE RESOLUTION. The validity, construction and enforceability of this Agreement shall be governed by and construed in accordance with the laws of the State of California. All disputes between the Parties arising out of this Agreement shall be settled by the Parties amicably through good faith discussions upon the written request of any Party. In the event that any such dispute cannot be resolved thereby within a period of sixty (60) days after such notice has been given, such dispute shall be finally settled by arbitration in San Francisco, California, using the English language in accordance with the Rules of Arbitration of the American Arbitration Association then in effect, by one or more arbitrators appointed in accordance with such Rules. The arbitrator(s) shall have the authority to grant specific performance and to allocate between the Parties the costs of arbitration in such equitable manner as the arbitrator(s) may determine. The prevailing Party in the arbitration shall be entitled to receive reimbursement of its reasonable expenses incurred in connection therewith. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Notwithstanding the foregoing, each Party shall have the right to institute a legal action in a court of proper jurisdiction for injunctive relief and/or a decree for specific performance to enforce such Party’s rights hereunder pending final settlement by arbitration.

26.2 NOTICES AND OTHER COMMUNICATIONS. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and in English and shall be deemed effectively given (i) upon personal delivery to the party to be notified, (ii) by delivery by confirmed facsimile or (iii) three (3) Business Days after being provided to an internationally recognized courier service with an expected delivery of no more than three (3) business days, in each case to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days’ advance written notice to the other Parties:

(a) If to SOFTBANK Parent

SOFTBANK Corp.

24-1 Nihonbashi-Hakozakicho

Chuo-ku, Tokyo 103-8501

Japan

Fax: +81-3-5641-3401

Attention: Masayoshi Son

with a copy to:

Morrison & Foerster LLP

AIG Building, 11th Floor

1-1-3 Marunouchi

Chiyoda-ku, Tokyo

100-0005 Japan

Fax: +81-3-3214-6512

Attention: Ken Siegel, Esq.

(b) If to SOFTBANK

SOFTBANK E-Commerce Corp.

24-1 Nihonbashi-Hakozakicho

Chuo-ku, Tokyo 103-8501

Japan

Fax: +81-3-5641-3406

Attention: Ken Miyauchi

with a copy to:

Morrison & Foerster LLP

AIG Building, 11th Floor

1-1-3 Marunouchi

Chiyoda-ku, Tokyo

100-0005 Japan

Fax: +81-3-3214-6512

Attention: Ken Siegel, Esq.

(c) If to the Company

Nihon Ariba K.K.

Shinjuku Park Tower

7-1, Nishi-Shinjuku 3-chome

Shinjuku-ku, Tokyo

Fax: +81-3-5326-3170

Attention:

with a copy to:

Ariba, Inc.

1565 Charleston Road

Mountain View, California 94043

Fax: (650) 930-8193

Attention: Gabriel Sandoval, Esq. and Chief Financial Officer

(d) If to Ariba

1565 Charleston Road

Mountain View, California 94043

Attn: Chief Financial Officer

Attn: General Counsel

with a copy to:

Gunderson Dettmer Stough Villeneuve

Franklin & Hachigian, LLP

155 Constitution Drive

Menlo Park, California 94025

Attn: Brooks Stough

26.3 LANGUAGE. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

26.4 SEVERABILITY. If any provision in this Agreement shall be found or be held to be invalid or unenforceable (including, without limitation, as a result of objections by the Japanese Fair Trade Commission) then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party. In such event, the Parties shall use commercially reasonable efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the Parties’ intent in entering into this Agreement.

26.5 REFERENCES; SUBJECT HEADINGS. Unless otherwise indicated, references to Sections and Exhibits herein are to Sections of, and Exhibits to, this Agreement. The subject headings of the Sections of this Agreement are included for the purpose of convenience of reference only, and shall not affect the construction or interpretation of any of its provisions.

26.6 FURTHER ASSURANCES. The Parties shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

26.7 EXPENSES. Each of the Parties will bear its own costs and expenses, including, without limitation, fees and expenses of legal counsel, accountants, brokers, consultants and other representatives used or hired in connection with the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

26.8 NO WAIVER. No waiver of any term or condition of this Agreement shall be valid or binding on a Party unless the same shall have been set forth in a written document, specifically referring to this Agreement and duly signed by the waiving Party. The failure of a Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the ability of a Party to enforce each and every such provision thereafter.

26.9 ENTIRE AGREEMENT; AMENDMENTS. The terms and conditions contained in this Agreement (including the Exhibits hereto) and the other Transaction Agreements constitute the entire agreement between the Parties and supersede all previous agreements and understandings, except for the Ariba Non-Disclosure Agreement, whether oral or written, between the Parties with respect to the subject matter hereof. No agreement or understanding amending this Agreement shall be binding upon any Party unless set forth in a written document in English which expressly refers to this Agreement and which is signed and delivered by duly authorized representatives of each Party.

26.10 ASSIGNMENT. No Party shall assign this Agreement (or any right or obligation hereunder) without the other Parties’ prior written consent, except that (i) Ariba may assign this Agreement to a Person into which it has merged or which has otherwise succeeded to all or substantially all of Ariba’s business or assets and (ii) SOFTBANK Parent and SOFTBANK may assign this Agreement to a Person that is a wholly owned subsidiary of SOFTBANK Parent or SOFTBANK, respectively, or a Person who has succeeded to all or substantially all of the business or assets of SOFTBANK Parent or SOFTBANK, respectively. All assignees under this Section 26.10 must assume in writing or by operation of law, the assigning Party’s obligations under this Agreement, provided, however, that the assigning Party shall remain liable for the assignee’s performance of its obligations hereunder. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective permitted successors and assigns.

26.11 NO AGENCY. The Parties are independent contractors. Nothing contained herein or done in pursuance of this Agreement shall constitute any Party the agent of any other Party for any purpose or in any sense whatsoever.

26.12 NO BENEFICIARIES. Nothing herein express or implied, is intended to or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the Parties, any interests, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

26.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date hereof.

SOFTBANK CORP.

By:	/s/ MASAYOSHI SON

Title:

SOFTBANK E-COMMERCE CORP.

By:	/s/ KEN MIYAUCHI

Title:

ARIBA, INC.

By:	/s/ KEITH J. KRACH

Title:	Chairman & CEO

NIHON ARIBA K.K.

By:	/s/ KEITH J. KRACH

Title:	Chairman & CEO

Exhibit 1.27

SOFTWARE LICENSE AGREEMENT

This SOFTWARE LICENSE AGREEMENT (“Agreement”) is made as of October 19, 2000 (the “Effective Date”) by and between Ariba, Inc., a Delaware company with its principal place of business at 1565 Charleston Road, Mountain View, CA 94043, United States (“Licensor”), and Nihon Ariba K.K., a Japanese company with its principal office at Shinjuku Park Tower N30F, 3-7-1, Nishi-Shinjuku, Shinjuku-ku, Tokyo 163-1030, Japan (“Licensee”), and supercedes and replaces the INTERNATIONAL DISTRIBUTION AGREEMENT between Licensor and Licensee dated February 1, 2000, which the parties hereby agree is terminated as of the Effective Date of this Agreement.

RECITALS

A.	Licensor owns or licenses certain software programs and related documentation (defined below as the “Software Products”); and

B.	Licensee desires to acquire the right to use Licensor’s Software Products to, market, distribute and sublicense the Software Products in the Territory;

Licensor and Licensee agree as follows:

1.	Definitions

For purposes of this Agreement, the following terms shall have the meanings described below:

1.1	“Confidential Information” shall mean the Software Products and related documentation thereto and any information or data disclosed by one party to the other party hereunder and which, when disclosed to the other party, is marked as “Confidential,” or, if disclosed orally, is identified as confidential at the time disclosure, or which the receiving party otherwise knows or reasonably should know, given the nature of the information or data and the circumstance surrounding its disclosure, constitutes confidential, trade secret or proprietary information of the disclosing party.

1.2	“Software Products” shall mean all computer programs (in object code form) developed, produced or obtained through license by Licensor during the term of this Agreement, including updates, translations, adaptations, specifications, technical documentation and related installation and user information that are made generally available by Licensor. Without limiting the generality of the foregoing, the “Software Products” as of the Effective Date shall include: Ariba Buyer and Ariba Marketplace. In addition, in the event of an acquisition of Licensor, whether by merger, reorganization or purchase of substantially all of the assets of Licensor, the “Software Products” shall be defined as, and thereafter limited to, those Software Products in existence on the date such acquisition closes, but including subsequent updates and upgrades thereto that are made generally available by Licensor or its successor in interest.

1.3	“Territory” shall mean the region(s) (as defined in Schedule A).

2.	Software License

2.1	Subject to the terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee and Licensee hereby accepts from Licensor, an exclusive (within the Territory, nonexclusive outside of the Territory even as to Licensor except as otherwise provided herein and except as to the parties identified in Section 2.3 below), non-transferable, non-sublicensable (except as contemplated herein to End Users) right and license to use the Software Products to market and distribute such Software Products and related network services to end users whose principal place of business is located within the Territory, including such entities’ controlled affiliates worldwide (“End Users”) which shall include the right to make sufficient copies to demonstrate the Software Products and produce marketing materials from materials developed and provided by Licensor, to provide maintenance support services to End Users solely in support of the Software Products, and to use the documentation provided with the Software Products in support of Licensee’s authorized use of the Software Products hereunder. Licensee may appoint subdistributors within the Territory to exercise its distribution and marketing rights with the prior written consent of Licensor, which shall not be unreasonably withheld, and provided that such subdistributors are bound in advance by enforceable written agreements that contain restrictions on the Software Products, liability limitations, and warranty disclaimers, that are at least as protective of Licensor as those set forth in this Agreement and in Licensor’s then current version standard form subdistributor agreement. Licensor hereby consents to the appointment of Softbank E-Commerce Corp. and Softbank Corp. as subdistributors subject to their execution of such subdistributor agreement as required above. Licensee’s business pricing model for the Software Products shall be based upon Licensor’s U.S. published list price and licensing methodology as provided by Licensor from time-to-time although Licensor and Licensee shall discuss in good faith from time to time whether such model should be modified based on local circumstances.

2.2	Licensee hereby acknowledges that the rights granted to Licensee hereunder are limited to entities whose principal place of business is located within the Territory, and any such entities’ wholly owned subsidiaries worldwide, and Licensee shall not otherwise license or distribute or make available the Software Products without the prior written authorization of Licensor. Licensee shall require each End User to execute enforceable written agreements that are at least as protective of Licensor and the Software Products (and all intellectual property rights therein) as the then current version of Licensor’s standard form end user agreement for the applicable Software Products that Licensor has provided to Licensee.

2.3	Licensee acknowledges and agrees that prior to the date hereof, Licensor has granted the third parties identified on Schedule B the rights to reproduce, market and distribute the Software Products worldwide including to entities whose principal place of business is in the Territory including any such entities controlled affiliates, and that the rights and licenses granted in Section 2.1 above and Section 2.4 below remain subject thereto. In addition, Licensee acknowledges and agrees that Licensor has in the past and shall retain the right to enter into and perform agreements with end users whose principal place of business is located outside the Territory but who may have controlled affiliates located in the Territory, and that the rights granted in Section 2.1 above remain subject thereto; provided that so long as the exclusive rights granted in Section 2.1 above are in effect no such agreements shall provide the right to develop or distribute to such end users or affiliates localized Japanese versions of any Software Products. In addition, Licensee acknowledges and agrees that the rights and licenses granted in Section 2.1 above and Section 2.4 below are also subject to obligations that Licensor may assume as a result of the acquisition of third parties (or products or services of third parties), which obligations may include commitments as to the products of the acquired party that would otherwise violate Sections 2.1 or 2.4. Licensor shall use commercially reasonable efforts (without being required to violate any obligations) to integrate such third party products into the rights granted under this Agreement through, for example (but not by way of limitation), establishment of a subdistribution arrangment.

2.4	A. Subject to the terms and conditions of this Agreement, Licensor hereby grants Licensee (a) an exclusive, non-transferable license to use the name “Ariba” as part of a corporate name for an entity whose principal place of business is in the Territory (and as long as the rights hereunder remain exclusive, Licensor agrees that it shall not grant the right for the establishment of another entity operating under the Ariba name and selling Software Product in the Territory), (b) a non-exclusive, non-transferable license to use the name “Ariba” (collectively, the marks set forth in (a) and (b) above constituting the “Identity Marks”), and (c) a non-exclusive, non-transferable license to use all trademarks or servicemarks of Licensor used as the names of any current or future Software Products, (the “Product Marks” and collectively, the Identity Marks and the Product Marks constituting the “Marks”) including any residual local goodwill value of Ariba, Inc., in each case only in the Territory or in connection with sales expressly allowed hereunder, and only in accordance with Licensor’s trademark and branding and usage guidelines that are provided to Licensee from time to time (the “Guidelines”). A copy of Licensor’s current Guidelines is attached hereto as Schedule C.

B.    Licensor shall have the right, from time to time, to inspect Licensee’s use of the Marks and to request samples from Licensee indicating such use. In the event that Licensor determines in Licensor’s reasonable discretion that Licensee’s use of a Mark violates the Guidelines, Licensor may suspend Licensee’s use of such Mark until such time as Licensee has corrected all such violations to Licensor’s reasonable satisfaction.

C.    Licensor shall make all reasonable registrations and filings, execute all documents reasonably required under applicable law and take such other actions as are reasonably necessary to protect the Marks in the Territory. Licensee shall have the right to reasonably request that Licensor diligently pursue trademark registrations in the Territory with respect to any of the Marks.

2.5	Licensor grants no rights or licenses except those expressly and unambiguously set forth in this Agreement.

2.6	Immediately upon the occurrence of a Modification Event (as such term is defined in the Shareholder Agreement, dated October 19, 2000, by and among Licensor, Licensee, Softbank Corp., a Japanese corporation and Softbank E-

Commerce Corp., a Japanese corporation and direct wholly owned subsidiary of Softbank Corp.), without any action by Licensor or Licensee: (i) the rights and licenses set forth in Section 2.1 shall become non-exclusive in all respects, and (ii) the rights and licenses set forth in Section 2.4(a) and Section 2.4(b) shall terminate in all respects.

3.	Fees and Payment

3.1	In consideration for the rights granted to Licensee hereunder, Licensee shall pay to Licensor a fee for all licenses granted by Licensee after the Effective Date, payable quarterly, equal to the percentage listed on Schedule D in relation to the relevant fees charged for (and for use of) Software Products and support services as reflected in the applicable order for such Software Products and support services (“Fees”).

3.2	All Fees payable by Licensee to Licensor pursuant to Section 3.1 hereof shall be paid on a quarterly basis, within thirty (30) calendar days after the close of the fiscal quarter to which such fees relate. Any quarterly payment made later than sixty (60) calendar days after the close of the fiscal quarter shall incur interest at the equal to a rate of one (1) percentage point per month. Each payment of Fees shall include all Fees attributable to all Software Products and support services ordered during the quarter from Licensee. With each Fee payment Licensee shall provide a detailed report reasonably satisfactory to Licensor in form and content stating the number of units and description of Software Programs shipped by Licensee during the quarter and for each such Software Programs the relevant End User and subdistributors if any, an explanation of the calculation of the Fee payment for the quarter, a list of all subdistributors including names and addresses, and other information reasonably sought by Ariba with respect to such Fee payment.

3.3	Licensee shall pay any taxes, including sales, use, personal property, value-added, excise, customs fees, import duties or stamp duties or other taxes and duties imposed by governmental agencies of whatever kind and imposed with respect to all transactions under this Agreement under this Agreement including penalties and interest but specifically excluding any income taxes payable by Licensor. If withholding is required it shall be netted from amounts otherwise due hereunder, all taxes added to the invoice, as prescribed by applicable law, will be paid by Licensee “net thirty (30) days” from the date of invoice or other notification. Where appropriate, in order to assist Licensor in obtaining tax credits or deductions, Licensee shall provide to Licensor original or certified copies of all tax payments or other evidence of payment of taxes by Licensee with respect to transactions or payments under this Agreement. Licensee shall take all reasonable actions requested by Licensor which will assist Licensor in reducing its tax liability with respect to transactions under this Agreement, including, but not limited to, applying on its own or Licensor’s behalf for reduced withholding rates, concessionary tax rates or other favorable tax treatment. “Delivery” of the Software Products shall be deemed to occur when shipped to Licensee as follows – DAF “named destination” (Incoterms 1990). Title to the media only, and not the Software Products or related documentation, shall pass on delivery. If delivered electronically, delivery of the Software Products and documentation shall be deemed to occur on, and at the location of, the Licensee’s computer where the Software Product is downloaded. The Licensee’s right to use each additional authorized copy of the Software Products, as permitted under this Agreement, shall be deemed to arise at such location the original copy was first installed. Licensee shall confirm and acknowledge receipt, method of delivery, and place of installation of Software in writing if transmitted electronically.

3.4	At all times during the term of this Agreement and for a period of 5 years thereafter, Licensee shall maintain at its principal place of business full, complete and accurate records of its activities under this Agreement. Upon reasonable notice, Licensee shall permit Licensor’s representatives to inspect the books, records, computer systems, equipment and facilities of Licensee, during normal business hours, to verify Licensee’s compliance with the terms and conditions of this Agreement. Without limiting the generality of this Section 3.4, Licensor shall have the right, at its own expense, to audit Licensee’s books and records of account, to confirm the accuracy of the reports submitted by Licensee pursuant to Section 3.2 hereof, and the amounts of Fees paid by Licensee pursuant to Section 3.1 hereof.

3.5	Unless otherwise specified in writing by Licensor, all Fees payable hereunder shall be in U.S. Dollars and shall be calculated by applying the exchange rate of the market on the day the payment accrues.

3.6	Licensee and Licensor will discuss in food faith and agree upon a revenue allocation mechanism for worldwide sales by either party which contemplate distribution or use of Software Products both inside and outside the Territory, i.e., for cases where Licensee licenses Software Products outside of the Territory and for cases where Licensor licenses Software Products inside of the Territory.

4.	Obligations of Licensee

4.1	Licensee represents, warrants and covenants that it shall:

A)    use all diligent efforts to license or distribute the Software Products to End Users as permitted hereunder and comply with good business practices and all applicable laws and regulations of the Territory and the United States (including but not limited to, United States laws and regulations governing export, foreign corrupt practices, and the like), pay all fees and other charges required by such laws and regulations, and maintain in full force and effect all material licenses, permits, authorizations, registrations and qualifications from all applicable governmental departments and agencies to the extent necessary to perform its obligations hereunder.

B)    not (and shall not permit others to) attempt to (a) reverse compile, disassemble, reverse engineer or otherwise reduce to human perceivable form any of the Software Products, (b) rent, sell, lease or encumber the Software Products or any part thereof or use it for the benefit of any third party, including without limitation time-sharing and using the Software Products in a service bureau environment, or (c) remove, obscure, alter or fail to reproduce any notices, designations or other marks included on or with the Software Products or marketing materials by Licensor. In addition, Licensee acknowledges that the results of any performance tests of the Software Products and services rendered using the Software Products shall constitute Confidential Information of Licensor;

C) not market, promote, sell, lease, solicit or procure orders for or otherwise represent any product in competition with Licensor or any of the Software Products in the Territory and shall conduct its business in a manner that favorably reflects upon the Software Products;

D) not make any warranty with respect to the Software Products that extends in any manner beyond the warranties made by Licensor pursuant to Section 5 below; and

E) obtain written agreements with End Users as required by Section 2.2 above and subdistributors as required by Section 2.1 above and fully enforce the obligations required by this Agreement on End Users and subdistributors.

4.2	The failure by Licensee to comply with any of its obligations as set forth in this Section 4 shall constitute a breach of this Agreement and shall entitle Licensor to give notice to Licensee requiring it to cure such breach.

4.3	As between Licensee and Licensor, Licensee shall be responsible for all direct technical support to End Users and subdistributors in accordance with the policies attached hereto as Exhibit E. Such support responsibilities will include, but are not limited to, Software Product installation (using the AribaLive Methodology or other implementation delivery services know how as provided from time-to-time by Licensor), consultation, and distribution of updates provided by Licensor. Licensee shall also be responsible for all education and training of End Users and subdistributors regarding the Software Products. Licensee shall have the right to appoint third-party subcontractors, including but not limited to subdistributors, to fulfill any or all of its support obligations under this Section 4.3, provided that any such subcontractor or subdistributor enters into a written agreement containing restrictions of the Software Products, liability limitations and warranty disclaimers that are at least as protective of Licensor as those set forth in this Agreement.

5	Software Warranty and Support

5.1	Licensor warrants only to Licensee that Software Products licensed under this Agreement will perform in all material respects in accordance with the then current published documentation for a period of twelve (12) months from the date of shipment, hereinafter referred to as the “Warranty Period.”

5.2	During the Warranty Period, Licensor shall take all reasonable steps without charge to correct errors or defects in any Software Product and any corrections for errors or defects shall, at Licensor’s election, be provided to Licensee directly and/or incorporated in subsequent updates from Licensor; provided, however, that in any event any such correction shall be provided within a reasonable period of time commensurate with the severity of the error or defect in the Software Product covered hereunder. This obligation under Section 5.2, shall constitute

Licensor’s sole obligation and Licensee’s sole remedy for breach of the warranty in Section 5.1.

5.3	Any modifications or alteration of a Software Product by Licensee without the express prior written approval of Licensor shall void Licensor’s obligations under this Section 5.

5.4	Licensor does not warrant that the Software Products will operate in accordance with the published documentation in the combinations which may be selected for use by Licensee, or will meet Licensee’s requirements. Licensor does not warrant that the operation of the Software Products will be uninterrupted or error free, or that all Software Product errors will be corrected.

5.5	THE WARRANTIES SET FORTH IN THIS SECTION 5 CONSTITUTE THE ONLY WARRANTIES WITH RESPECT TO ANY SOFTWARE PRODUCT. THEY ARE IN LIEU OF ALL OTHER WARRANTIES, CONDITIONS OR OTHER TERMS, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTY OF MERCHANTABILITY, THE WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND THE WARRANTY OF NONINFRINGEMENT, ALL OF WHICH ARE EXPRESSELY EXCLUDED.

5.6	In consideration of the Fees paid by Licensee hereunder which are based on Maintenance Support charged by Licensee, and in support of Licensee’s provision of support to End Users, Licensor shall provide Licensee with the following technical support services in accordance with Licensor’s then current maintenance support policies (those in effect as of the Effective Date are attached hereto as Schedule E, Attachment 1), including but not limited to, the following:

5.6.1	Initial training (up to 40 hours) of Licensee personnel in the use, installation and support of the Software Products;

5.6.2	Telephone and e-mail consultation, assistance, and advice relevant to questions pertaining to use of the Software Products by End Users and subdistributors which have paid Licensee for Software Product support, which questions Licensee’s own technical staff is unable to answer;

5.6.3	Localized correction to errors reported in the current release of the Software Products as such corrections become available; and

5.6.4	Localized versions of all updates, modifications and enhancements to the Software Products which Licensor makes generally available through maintenance support in a timely manner after any such general availability; and

5.6.5	Providing accurate and detailed documentation with regard to the Software Products and updates thereto.

6	Intellectual Property Rights and Infringement Indemnity

6.1	As between the parties, Licensor shall hold legal title and interest to all intellectual and other proprietary rights embodied in, or relating to the Software Products or the Marks. Any modification adaptations, or translations of the Software Products or related documentation created by or for Licensee, including without limitation all material that is derived or modified from the Software Programs and related documentation (“Modifications”) produced under this Agreement shall be considered a “work made for hire” under United States copyright law and shall be owned exclusively by Licensor or its designee. Licensor shall hold, and Licensee shall and hereby does assign to Licensor, all right, title and interest in and to such Modifications, and all intellectual and other proprietary rights embodied in or relating to such Modifications. Licensee shall cooperate with Licensor or its designee and to execute any further assignment or documentation requested by Licensor to secure Licensor’s ownership of the Modifications and intellectual and other proprietary rights protection for such Modifications.

6.2	In the exercise of its rights and the performance of its obligations hereunder, Licensee shall take no action which, in the reasonable opinion of Licensor, may impair Licensor’s legal title to the intellectual property or other proprietary rights in the Software Products or the Marks. Without limiting the generality of the foregoing obligation, (i) each copy of the Software Products, marketed, distributed or licensed by Licensee shall bear all proprietary rights notices as Licensor shall require; and (ii) Licensee shall not adopt, register, seek to register or use any other trademark, trade name, symbol or logo in connection with the Software Products without the prior written authorization of Licensor.

6.3	Licensee shall render to Licensor all assistance as may be required by Licensor in order to preserve and protect the validity and enforceability of Licensor’s legal title to all intellectual and other proprietary rights in the Software Products and the Marks. Licensor shall reimburse Licensee’s reasonable out-of-pocket expenses incurred in providing such assistance.

6.4	Licensee further agrees that it shall promptly notify Licensor (i) of any and all infringements, imitations, illegal use, or misuse, by any person, firm or entity, of the intellectual and other proprietary rights which comes to its attention; and (ii) of any claims or objections that Licensee’s use, reproduction, marketing, distribution or sublicensing of the Software Products may or will infringe or violate the copyrights, patents, trade marks or other proprietary rights of any other person, firm or entity.

6.5	Infringement Indemnity.

6.5.1	Subject to section 6.5.2 and 6.5.3, Licensor shall, at its own expense, defend Licensee against any claim, allegation or action instituted against Licensee that the Software Products used in accordance with the terms of this Agreement infringe any patent, copyright, trade secret, or other proprietary right of a third party, provided that Licensor is: (a) notified promptly in writing of any such claim or action related thereto of which Licensee becomes aware; (b) given the right to control and direct the investigation, preparation, defense and settlement of the claim or action; and (c) given Licensee’s reasonable assistance and cooperation for the defense of same. Licensor shall reimburse Licensee’s reasonable out-of-pocket expenses incurred in providing such assistance.Licensor agrees to pay any final award of damages assessed against Licensee resulting from such claim or action, including any awarded costs and attorneys fees, or any settlement amount agreed to by Licensor. Licensor will not be responsible for any settlement it does not approve in writing.

6.5.2	Following notice of a claim or any facts which may give rise to a claim, Licensor may, in its sole discretion and at its option, (a) procure for Licensee the right to continue to use the Software Products as set forth in to this Agreement and (including any applicable Schedules), (b) replace the Software Products with non-infringing products offering materially similar functionality, or (c) modify the Software Products to make them non-infringing while maintaining materially similar functionality. If Licensor determines that it is not commercially reasonable to perform any of these alternatives, Licensor shall have the option to terminate the license with respect to the allegedly infringing Software Products.

6.5.3	In no event will Licensor have any obligations under this Section or any liability for any claim or action if the claim or action is caused by, or results from: (a) Licensee’s combination or use of the Software Products with non-Licensor software or services, products or data, if such claim or action would have been avoided by the non-combined or exclusive use of the Software Products, (b) modification of the Software Products as provided by Licensor to Licensee by anyone other than Licensor or Licensor’s agent if such claim or action would have been avoided by use of the unmodified Software Products, (c) Licensee’s continued allegedly infringing activity after being notified thereof or after being provided modifications that would have avoided the alleged infringement, (d) Licensee’s use of the Software Products in a manner not strictly in accordance with this Agreement, (e) Licensor’s modification of the Software Products in compliance with Licensee’s specifications, or (f) use of other than Licensor’s most current release of the Software Products if the claim or action would have been avoided by use of the most current release, provided Licensee is given an opportunity to use such most current release for no additional License Fee. Licensee will defend, or at its option settle, and indemnify Licensor for any claims referred to in this subsection in the same manner as provided above.

THE FOREGOING STATES LICENSOR’S ENTIRE LIABILITY AND LICENSEE’S SOLE AND EXCLUSIVE REMEDY FOR INTELLECUTAL PROPERTY RIGHTS INFRINGEMENT.

7	Confidential Information

7.1	Licensee acknowledges and agrees that any and all of Licensor’s Confidential Information disclosed to License hereunder, including, but not limited to the source code of any Software Product, is the sole property of Licensor, and is disclosed solely to permit Licensee to exercise its rights and perform its obligations under this Agreement. Without obtaining Licensor’s prior written consent, Licensee shall not (i) copy, duplicate or use any such Confidential Information by any means or technique, except as necessary to perform its obligations or exercise its rights under this Agreement; or (ii) disclose or reveal any such Confidential Information to any other person, firm or entity, except those of Licensee’s employees who require access to Licensor’s Confidential Information in order to permit Licensee to perform its obligations hereunder. Licensee shall take all steps, and shall implement all procedures, upon the request by Licensor, to protect Licensor’s Confidential Information against unauthorized use and/or disclosure.

7.2	The provisions of this Section 7 shall not apply to data and information disclosed to Licensee by Licensor, if they (i) have come into the public domain without breach of confidence by Licensee, its representatives or any other person, firm or entity; (ii) were received by Licensee from a third party without restrictions on their use in favor of Licensor; or (iii) are required to be disclosed pursuant to any statutory requirement or court order, provided, however, that Licensee shall have the burden of establishing any of the above exceptions.

8	Limitations of Liability

NEITHER PARTY SHALL IN ANY EVENT HAVE OBLIGATIONS OR LIABILITIES TO THE OTHER PARTY OR ANY OTHER PERSON WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR ANY OTHER LEGAL THEORY FOR LOST PROFITS, INDIRECT, INCIDENTAL, CONSEQUENTIAL LOSS OR DAMAGE, HOWSOEVER ARISING. THIS SHALL INCLUDE WITHOUT LIMITATION, LOSS OF PROFITS, LOSS OF USE, LOSS OF DATA, LOSS OF OPPORTUNITY, OR INCIDENTAL, INDIRECT, OR SPECIAL DAMAGES, EVEN IF A PARTY KNEW, SHOULD HAVE KNOWN OR HAS BEEN ADVISED OF THE POSSIBILITY THEREOF. THIS EXCLUSION OF LIABILITY SHALL APPLY TO ANY LOSS OR DAMAGE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY OBLIGATION HEREUNDER, OR THE SALE, DELIVERY, USE, REPAIR OR PERFORMANCE OF THE SOFTWARE PRODUCTS OR ANY FAILURE OR DELAY IN CONNECTION WITH ANY OF THE FOREGOING.

LICENSOR’S LIABILITY WITH RESPECT TO SOFTWARE PRODUCTS, SERVICES OR ANY OTHER SUBJECT MATTER OF THIS AGREEMENT WHETHER ARISING UNDER CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE SHALL IN NO EVENT EXCEED THE FEES FOR THE SOFTWARE PRODUCTS LICENSED HEREUNDER RECEIVED BY LICENSOR IN THE TWELVE MONTH PERIOD IMMEDIATELY PRECEDING ANY CLAIM. IN NO EVENT SHALL LICENSOR BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES. NOTHING IN THIS AGREEMENT SHALL LIMIT LICENSOR’S LIABILITY FOR DEATH OR PERSONAL INJURY RESULTING FROM LICENSOR’S NEGLIGENCE.

NOTWITHSTANDING THE FOREGOING, THE ABOVE LIMITATIONS SHALL NOT APPLY TO EITHER PARTY’S INDEMNITY OBLIGATIONS

UNDER SECTION 6.5 OR LICENSEE’S VIOLATION OF LICENSOR’S INTELLECTUAL PROPERTY RIGHTS INCLUDING LICENSEE’S OBLIGATIONS UNDER SECTION 4.1B).

9	Term and Termination

9.1	This Agreement shall enter into effect on the Effective Date and shall remain in full force and effect unless terminated earlier in accordance with the provisions of this Section 9.

9.2	Either party may terminate this Agreement forthwith at any time upon giving not less than thirty (30) days prior written notice thereof to the other party if the other party violates any of the terms or conditions of this Agreement and fails to cure such violation to the reasonable satisfaction of the other party within such thirty (30) day period. Furthermore, Licensor may terminate this Agreement immediately upon written notice if Licensee voluntarily or involuntarily seeks dissolution, is declared insolvent, fails to pay its debts as they come due, makes an assignment for the benefit of creditors, becomes subject to proceedings under any bankruptcy or insolvency law, or suffers the appointment of a receiver or trustee over all or substantially all of its assets or properties. Neither party shall be liable to the other party for any loss or damage, however caused, resulting from termination of this Agreement, provided, however, that termination of this Agreement in accordance with this Section 9.2 shall not adversely affect or impair the non-breaching party’s right to pursue any legal remedy or recover damages resulting from the breaching party’s breach or default. In the event of termination hereunder, all rights and licenses granted hereunder including, without limitation, those to any subdistributors shall forthwith terminate and the Licensee shall immediately cease using and shall destroy all copies of the Software Products, and shall return to Licensor all Licensor Confidential Information and any copies thereof.

9.3	Licensee shall not be relieved of its confidentiality obligations upon termination of this Agreement.

9.4	To the extent permitted by applicable law, neither party shall be liable to the other party for, and each party hereby expressly waives any right to, any termination compensation of any kind or character whatsoever, to which such party may be entitled solely by virtue of termination of this Agreement.

9.5	Article 3, Sections 4.1 and 6.5, and Articles 7, 8, 9 and 10 shall survive any termination or expiration of this Agreement.

10	General

10.1	This Agreement is governed by the laws of the state of California, U.S.A., as if made and entered in that state between two residents thereof. The parties expressly disclaim application of the United Nations Convention for the International Sale of Goods, and Licensee hereby submits, at the election of Licensor, to the exclusive jurisdiction of the courts of the United States and California having jurisdiction over Licensor’s principal place of business. This Agreement constitutes the entire agreement and understanding between the parties and supersedes all prior negotiations, representations, or agreements, whether written or oral. If any part of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining terms and conditions.

10.2	In the exercise of their respective rights and the performance of their respective obligations hereunder, the parties hereto are, and shall remain, independent contractors.

10.3	Notwithstanding anything in this Agreement to the contrary, neither party shall be liable to the other party for any failure to perform or delay in the performance of any obligation hereunder, other than an obligation to pay money, when such failure to perform or delay in performance is caused by an event of force majeure; provided, however, that the party whose performance is prevented or delayed by such event of force majeure shall give prompt notice thereof to the other party.

10.4	Licensee may not assign or transfer this Agreement, or any of its rights or obligations hereunder, without the prior written consent of Licensor, given in its sole discretion. Licensor may transfer and delegate any of its rights and obligations hereunder at any time upon written notice to Licensee.

10.5	The prevailing party in any legal proceeding brought by one party against the other party and arising out of or in connection with this Agreement shall be entitled to recover its legal expenses, including court costs and reasonable attorneys’ fees.

Ariba, Inc.	Nihon Ariba K.K.

By:	By:
Name:	Name:
Its:	Its:

SCHEDULE A

TERRITORY

Japan

SCHEDULE B

EXCLUDED DISTRIBUTORS

IBM

J.D. Edwards World Solutions Company

i2 Technologies, Inc.

EDS/CoNext

Unisys

Epylon

CTC

Sabre

Hewlett Packard

Arthur Anderson

Petrocosm Corporation

SCHEDULE C

ARIBA TRADEMARK USAGE GUIDELINES

General Terms and Conditions

You must comply with the following guidelines in order to avoid any breach of the terms and conditions under which you have been authorized or licensed to use the logos, trademarks and/or service marks of Ariba, Inc.:

•	All logos, trademarks or service marks under which Ariba markets and/or promotes its products and services are, and shall remain, the exclusive property of Ariba, Inc

•	Advertising for Ariba, its products, its services or its programs must not be in violation of any United States federal or state laws, municipal ordinances or administrative agency regulations, or the laws, rules and regulations of any other country.

•	Advertising for Ariba, its products, its services or its programs must not be misleading in price, features or specifications.

Ariba may modify these guidelines from time to time, and you will be bound to comply with the material contained in the updated guidelines.

Trademark Usage Guidelines

All Ariba trademarks and service marks must be used as adjectives (product or service name) modifying nouns ( a generic term such as software, program, application or solution). Trademarks must not be used as nouns or verbs. Trademarks must never appear in plural or possessive form. In addition, the full trademark (as shown in the list below) must be used, not an abbreviated version of the name.

Examples:

Incorrect

•	Ariba® Dynamic Trade’s™ features include reverse auctioning.

•	The Ariba® Buyer™ is distributed by Ariba, Inc.

Correct

•	The Ariba® Buyer™ application facilitates corporate procurement.

•	The Ariba® Marketplace™ solution connects buyers and suppliers.

The first use of the trademark in a document should include proper notation indicating that is used as a registered (with the “®” symbol) or an unregistered (with the “™” symbol) trademark. After the first use of a trademark as an adjective followed by a noun, and if needed for ease of writing, you may leave out the generic noun in some of the subsequent uses where it is clearly understood to be implied from the context, so long as the trademark is not pluralized or made possessive, and the trademark is followed by the generic noun at least once per page.

You may not use our trademarks, whether design or word marks, in the following ways:

•	In a non-Ariba product name or publication title
•	In, as, or as part of, your own trademarks
•	To identify products or services that are not produced or distributed by Ariba
•	In connection with activities, products, or services outside of the scope of your license from Ariba
•	In a manner likely to cause confusion
•	In a manner that implies inaccurately that Ariba sponsors or endorses your activities, products, and services
•	In a manner disparaging of Ariba

All materials must include a trademark attribution statement for Ariba products and services. The model full attribution statement that we request you use is:

Ariba and the Ariba logo are registered trademarks of Ariba, Inc. Ariba B2B Commerce Platform, Ariba Buyer, Ariba Marketplace, Ariba Dynamic Trade, Ariba Commerce Services Network, buyer.ariba, supplier.ariba, ECTranslator, ECTransport, Walkup UI, Supplier Advisor, and Making the Net Work for B2B are trademarks or service marks of Ariba, Inc.

Only those product names mentioned in the materials need to be included in the attribution statement. As additional trademarks are registered by the U.S. Patent and Trademark Office, the specific wording of the attribution statement will change. Please check the trademark information available at the Ariba web site frequently for updates.

Following is a list of Ariba trademarks and service marks. The list is not necessarily exhaustive, and Ariba may own other trademarks.

Ariba® Ariba (“boomerang” logo) ® Ariba® B2B Commerce Platform™ Ariba® Buyer™ Ariba® Marketplace™ Ariba® Dynamic Trade™ Ariba® Commerce Services Network™	Buyer.ariba™ Supplier.ariba™ ECTranslator™ ECTransport™ Walkup UI™ Making the Net Work for B2BSM Supplier AdvisorSM

SCHEDULE D

FEE RATE

For Software Products with a U.S. list price, Licensee shall pay fifty percent (50%) of the U.S. list price license fees or fifty percent (50%) of the license fees booked by Licensee from the distribution of such Software Products, whichever amount is greater.

For all other bookings by Licensee from the use or distribution of Software Products, including but not limited to gainshare and commerce services (but excluding education and training) (as such terms are customarily defined by Ariba) Ariba shall receive fifty percent (50%) of all such bookings.

For maintenance support of the Software Products, Licensee shall pay Ariba fifty percent (50%) of the bookings received by Licensee for such support services.

The parties contemplate and, to the extent permitted by applicable law, hereby agree that Licensee’s list price for the Software Products shall be equal to or in excess of 140% of the Licensor U.S. list price for such products.

Schedule E

(End User Support Services Responsibilities of Licensee & Procedures)

Objective:

This document describes the technical support responsibilities of the parties and the agreed procedures for passing support cases and related information between Licensor and Licensee. The objective is to provide seamless and responsive support to End Users under support with Licensee (“Supported End User(s)”) and maintain high levels of customer satisfaction. Processes for all geographies are described below.

I.    Support Procedures

A.	Overview of End User Support Process:

1.	Level 1. Licensee shall be responsible for providing Level 1 support to Supported End Users, as described in section II.A.1 herein. For all support requests, the Supported End User must contact Licensee for an Licensor product issue. Upon receiving such request, Licensee’s support organization will open a case to track the process, and dispatch the case to the appropriate queue within their organization.

2.	Level 2. For all Supported End User support requests that cannot be resolved by Licensee’s Level 1 efforts, Licensee shall provide Level 2 support as described in section II.A.2 herein. Licensee’s Engineer (TSE) trained on Licensor Products will provide Level 2 support.

3.	Level 3. If the problem cannot be solved by the Licensee’s Level 1 and Level 2 support, Licensee’s TSE will contact Licensor for Level 3 support as described in section II.B herein. Licensee’s TSE will estimate the Severity Level for the case (consistent with the guidelines below) and contact the Licensor Technical Assistance Center (TAC). The TAC representative will open a case, log the existing case information into Licensor’s case tracking system, including Licensor’s determination of the Severity Level, and assign an Licensor case number. The customer’s contact information and the Licensee case number will be included in the logging process so that it is visible to Licensor.

4.	All new cases supported by Licensor (Level 3 support) will be logged into Licensor’s call tracking system, at which time a call-tracking number will be generated and sent to Licensee.

5.	The Licensee TSE will update the Licensee case with the Licensor Problem Tracking number. The Licensee case will remain open.

6.	Once the call is logged into Licensor’s call-tracking system, an Licensor support engineer will be assigned to work the case, and will remain the primary contact for the issue until resolution. After receipt of notification of the Licensor call-tracking number for a case, the Licensee TSE shall reference the Licensor call-tracking number in all subsequent communications to Licensor regarding the case.

7.	If Licensor requires additional information (i.e. logs, traces, etc.) from the customer, they will obtain that information through the Licensee TSE, or in the event the Licensee TSE believes a direct contact between the customer and Licensor is required to solve the issue, Licensor may choose to contact the customer directly.

8.	Licensor will use commercially reasonable efforts to resolve the case by providing to Licensee a code fix, maintenance release, workaround or other resolution of the issue as appropriate dependent on the Severity Level.

9.	Upon successful closure of the Licensor case, the Licensee TSE will provide the customer with the relevant technical information or fix regarding the problem and close out the case with the appropriate documentation.

B.	Contacting Licensor

Licensee may contact Licensor by the following methods:

1.    Email

For Severity 2, 3 or 4 issues, Licensee may report cases to Licensor via email. This mechanism is also appropriate for casual product inquiries. All emails received will be entered into Licensor’s call tracking system, given a call tracking number, then assigned to the appropriate support personnel. Licensee will NOT rely on email for Severity 1 issues. When sending emails to Licensor, Licensee agrees to use the email alias name for the respective Licensor Products as follows: support@Licensor.com

2.    Licensor Global 7x24 Technical Assistance Center: 1-(650)-930-6400 or 1-888-89-Licensor

For Severity 1 cases, Licensee shall contact the Licensor Global 7x24 Technical Assistance Center at the telephone number above. For Severity 2, 3, or 4 cases, Licensee may use this telephone number or email. If voicemail is reached, the Licensee TSE should leave a message including the customer’s company name, the Licensee case number, the Licensee TSE contact telephone number, and estimated Severity Level of the issue. And select the trigger for an immediate page to a TAC support person, who, for Severity 1 and Severity 2 issues, will contact Licensee at the number left in the message within one hour. If a response is not received from Licensor within one hour, the Licensee may escalate the matter to an Escalation Manager.

3.    Licensor Global 7x24 Escalations: 1-(650)-930-6400 or 1-888-89-Licensor

The above telephone number provides Licensee with access to the Licensor Escalation Manager. This phone number is to be used: if the Licensee or the Supported End User reasonably becomes dissatisfied with the progress of problem resolution, response time, needs to discuss increasing the Severity Level of the issue, or the issue appropriately needs to be brought to Licensor’s management’s attention. If voicemail is reached, the Licensee TSE should leave a message containing the customer’s company name, the Licensee case number, the Licensee TSE contact telephone number, and Severity Level of the issue. And select trigger for an immediate page to an Escalation Manager, who, for Severity 1 and Severity 2 matters will contact Licensee at the number left in the message within one hour.

4.    Business Support Contacts

For general business issues, the key contacts for Licensor and Licensee are:

Licensee Contact:	Licensor Contact:
Marci Risoen
Licensor, Inc
1585 Charleston Road, M/S B.1
Mountain View, CA 94043
mrisoen@Licensor.com
(650) 930-6361

5.    Language

All Licensor support, and support-related contacts between Licensor and Licensee, shall be conducted in English.

II.    Support Levels: Roles and Responsibilities

A.	Licensee Responsibilities/Support Levels

1.	Licensee Call Coordination/Dispatch (case tracking) “Level 1”:

Supported End User Support Call Centers/Call Coordination is responsible for providing the following services to the Supported End User:

•	Answer customer calls – initial response (acknowledgement of receipt) must be within 1 hour.
•	Verify customer’s eligibility for technical support
•	Logging End User Support into cases tracking database
•	Assigning case severity/estimated priority levels
•	Routing/Dispatching new and existing cases to support engineers
•	Transitioning cases to End User Support
•	Escalating cases and/or customer concerns when necessary
•	Fulfilling pre-approved software emergency bug fixes, rollups, and maintenance releases
•	Maintaining support contact records when necessary
•	Submit a monthly call actively report to Licensor Support Manager of all cases

2.	Technical Support Engineering (TSE) “Level 2”:

Licensee Technical Support Engineering (“TSE”) is responsible for providing the following services to the Supported End User:

•	Initial Problem Diagnosis/Research
•	Customer Case Replication
•	Customer Problem/Case Management and Resolution
•	Fulfilling software emergency bug fixes and rollups
•	Setting customer expectations
•	Escalating cases and/or customer concerns when necessary
•	Consults with Licensor support engineers
•	Acts as entry point for bugs or feature enhancements associated to cases
•	Determine Release Mechanism for bug fixes: Maintenance or Emergency
•	Advising the customer on application functionality and configuration, internetworking, database configuration and maintenance, and hardware configuration and maintenance

3.	General

(i) All case reporting and inquiries to Licensor support engineers will be handled by Licensee TSEs. Licensee is entitled to up to an agreed number of TSE contacts, provided that each such contact is “Licensor Trained.” Licensor Trained shall mean that the TSE has attended at least 40 hours of technical support training (for which the parties shall agree as to the rates to be paid by Licensee prior to commencement of such training) in the Licensor Products. Licensee will designate the 8 TSE contacts prior to its first commercial shipment of the Licensor Products but shall have the right to change the designated contacts from time to time upon at least 24-hours prior-written notice to Licensor.

(ii) Licensee will staff its operations teams with vendor-certified network, database, application, and hardware technical specialists and will have Licensor-certified application expertise available on all shifts, as needed to provide Level One and Level Two support to Customers.

B.	Licensor Responsibilities/Support Levels

1.	Product Support Engineering (PSE) “Level 3”:

Licensor Product Support Engineering is responsible for providing the following services to Licensee:

•	Problem Resolution
•	Extended Problem Research
•	Source Code Diagnosis (evaluating whether issue relates to Licensee , Licensor or third party code, provided that in no event shall Licensee be entitled to any source code for Licensor products or any review thereof)
•	Diagnostic Instrumentation
•	Work with TSE on Next Step Diagnostics
•	Technical action plans for escalated accounts

2.	General

Technical Assistance Center (“TAC”)

The responsibility of the Licensor TAC is to log the issue reported by the Licensee TSE, and provide a call tracking ID number. Once the call is logged, it is directed to the appropriate Licensor support staff personnel.

Licensor Support Staff

This is the staff of engineers who resolve the technical issues posed by Licensor’s customers. They are responsible for interacting with Licensee support, delivering the resolution, and closing the call. Other Licensor resources (e.g. engineering staff) may be called upon at the support engineer’s request to help resolve the issue.

Licensor Support Escalations

If Licensee reasonably becomes dissatisfied with the progress of problem resolution, insufficient response time, needs to increase the priority level of the issue, or the issue appropriately needs to be brought to Licensor management’s attention, the Escalation Manager may be contacted. This individual will then contact the appropriate product support manager, account manager, or executive staff and inform them of the current situation. In rare cases, when a Severity Level 1 issue is particularly tough to resolve, it may be necessary for Licensor support engineers to work directly with both Licensee and Licensee’s customer.

Licensor Named Support Manager

Licensor will provide a named support manager for Licensee. This support manager is responsible for tracking and managing Licensee support cases through the Licensor support process.

3.	Definition of Severity Levels & Applicable Response

Severity 1:

Definition: This produces an emergency situation in which the covered software is inoperable, is rendered non-functional by producing materially incorrect results, or fails catastrophically.

Response: Licensor will provide a response by a qualified member of its staff to begin to diagnose and to correct a Severity 1 problem as soon as reasonably possible. But, in any event, a response via telephone will be provided within four (4) hours. Licensor will continue to provide reasonable commercial efforts to resolve Severity 1 problems. The resolution will be delivered to Licensee as a work-around or as an emergency software fix. If Licensor delivers an acceptable work-around, and the work-around changes the customer’s situation so that the definition of Severity 1 is no longer applicable, the Severity classification will be reduced to a Severity 2.

Severity 2:

Definition: This produces a detrimental situation in which performance (throughput or response) of the covered software degrades substantially under reasonable loads, such that there is a severe impact on use; the covered software is usable, but materially incomplete; one or more mainline functions or commands is inoperable; or the use is otherwise significantly impacted.

Response: Licensor will provide a response by a qualified member of its staff to begin to diagnose and to correct a Severity 2 problem as soon as reasonably possible. But, in any event, a response via telephone will be provided within four (4) hours. Licensor will exercise reasonable commercial efforts to resolve Severity 2 problems within five (5) days. The resolution will be delivered to Licensee in the same format as Severity 1 problems. If Licensor delivers an acceptable work-around, and the work-around changes the customer’s situation so that the definition of Severity 2 is no longer applicable, the Severity classification will be reduced to a Severity 3.

Severity 3:

Definition: This produces an inconvenient situation in which the covered software is usable, but does not provide a function in the most convenient or expeditious manner, and the user suffers little or no significant impact.

Response: Licensor will exercise reasonable commercial efforts to resolve Severity 3 problems in the future maintenance release.

Severity 4:

Definition: This produces a noticeable situation in which the use is affected in some way, which is reasonable correctable by a documentation change or by a future, regular release from Licensor.

Response: Licensor will provide, as may be agreed by the parties, a fix or fixes for Severity 4 problems as decided by Licensor Product Management.

Summary of Licensor Target Response Times:

	Voice Mail Response Time (if applicable)	Initial Response Time from Support Staff	Target Resolution Time
Severity 1	60 Minutes	Four hours	48 hours
Severity 2	60 Minutes	Four hours	5 days
Severity 3	Four hours	24-48 hours	As mutually agreed.
Severity 4	Four hours	24-48 hours	As decided by Product Management.

Summary of Escalation Mechanism

Elapsed Time	Severity Level 1	Severity Level 2	Severity Level 3	Severity Level 4
> 4 hours	Technical Support Lead
> 8 hours	Manager of Technical Support	Technical Support Lead
> 24 hours	V.P. of Customer Services	Manger of Technical Support	Technical Support Lead
> 48 hours	V.P. of Engineering V.P. of Sales	V.P. of Customer Services	Manager of Technical Support
> 96 hours	President	V.P. of Engineering V.P. of Sales	V.P. of Customer Services	Manager of Technical Support

III.    Additional Terms:

1.	Licensor will provide the above support services for each release of the Programs for a period of: (a) twelve (12) months following the general availability of the Programs for distribution in the Territory. After such period, Licensor is not required to provide support and maintenance for earlier releases of the Programs.

2.	Licensor assumes no responsibility for the correctness or performance of, or any incompatibilities resulting from, operation of any version of a Licensor Product on any hardware/software configurations other than that for which it was designed or resulting from any modifications made by a Supported End User which effect the performance of the Licensor Products and were made without prior notification and written approval by Licensor. Licensor assumes no responsibility for the operation or performance of any Supported End User-written or third party-supplied application.

3.	In the event that Licensee notifies Licensor of a problem experienced by a Supported End User in connection with the operation of the Licensor Products, Licensor shall respond as provided in this Exhibit.

4.	In the event that after reasonable efforts Licensor is unable to duplicate a problem reported to it by Licensee or an Supported End User, Licensor will not be obliged to provide the support services described in this Exhibit in connection with such problem unless Licensor is provided appropriate remote access to a system which duplicates the problem by Licensee or the Supported End User. Licensor shall have no liability for any delays caused by the Supported End User’s failure to provide an active voice telephone line at each site which is available continuously when required for support access.

Exhibit 4(d)

ACTIONS REQUIRING THE APPROVAL OF SOFTBANK

DIRECTOR PURSUANT TO SECTION 4(d)

Each of the following acts will require the approval of SOFTBANK or SOFTBANK Parent, to be obtained from one of the directors appointed by either SOFTBANK or SOFTBANK Parent:

(1)	Any material change to the nature or scope of the Business.

(2)	Any amendment or other change to the Articles that would change the number of directors constituting the Board.

(3)	Except as contemplated by the Transaction Agreements, any declaration or payment of a cash dividend or other distribution with respect to securities (or any non pro-rata repurchase of securities from Ariba, SOFTBANK or SOFTBANK Parent).

(4)	Except as contemplated by the Transaction Agreements, approve any material agreement or transaction between the Company or any of its subsidiaries, on the one hand, and Ariba or any of its Affiliates, on the other hand (a “Related Party Transaction”). For purposes of this section, Related Party Transaction shall consist of (1) any sale by the Company of Securities to Ariba or any entity in which Ariba holds an equity interest of ten percent (10%) or more not offered to SOFTBANK Parent, SOFTBANK, or their permitted transferees on a pro rata basis and (2) any material agreement or amendment of existing agreement, between the Company and Ariba or an Affiliate of Ariba.

Exhibit 21(b)

ACTIONS REQUIRING THE APPROVAL OF AN ARIBA

DIRECTOR PURSUANT TO SECTION 21(b)

Each of the following acts will require the approval of Ariba, to be obtained from one of the Directors appointed by Ariba (other than pursuant to Section 21(a)):

(1)	Any material change to the nature or scope of the Business.

(2)	Any amendment or other change to the Articles that would (i) change the number of directors constituting the Board or (ii) alter or change the rights, privileges, or preferences of the existing capital stock of the Company so as to affect adversely the existing capital stock.

(3)	Except as expressly contemplated by the Transaction Agreements, any declaration or payment of a cash dividend or other distribution with respect to Securities (or any repurchase of Securities from Ariba, SOFTBANK or SOFTBANK Parent).

(4)	Any sale, conveyance, or other disposal of all or substantially all of the Company’s property or business or any merger into or consolidation with any other entity (other than a wholly owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of;

(5)	Any issuance of Securities, other than shares of Common Stock representing not more than ten percent (10%) of the then outstanding Fully Diluted Securities;

(6)	Any license or transfer any intellectual property of the Company except pursuant to non-exclusive agreements in the ordinary course of business.

(7)	Except as contemplated by the Transaction Agreements, any material agreement or transaction between the Company or any of its subsidiaries, on the one hand, and SOFTBANK, SOFTBANK Parent or any of their respective Affiliates, on the other hand (a “Related Party Transaction”). For purposes of this section, Related Party Transaction shall consist of (1) any sale by the Company of Securities to SOFTBANK, SOFTBANK Parent or any entity in which SOFTBANK, SOFTBANK Parent holds an equity interest of ten percent (10%) or more and (2) any material agreement or amendment of existing agreement, between the Company and SOFTBANK, SOFTBANK Parent or any of their respective Affiliates.

SCHEDULE 15

Ariba’s Listed Competitors

American Software

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Clarus

Commerce One

CommerceWave

Concur Technologies, Inc.

Connect

Dynamic Web

Elcom

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Extensity

Extricity

FairMarket

FreeMarkets

Fisher Scientific

GEIS

Greentree

Harbinger

i2

IBM

ICG

Infobank

Internet Factory

Intelisys

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IPlanet

Microsoft

Moai Technologies

OpenSite

Oracle

Pandesic

PeopleSoft

PurchasePro

Premenos

Remedy

RightWorks

SAP AG

SourceSys

Sterling Commerce

Signal Internet

Spaceworks

Trilogy

Ventro

Verticalnet

bex.com

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